AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 10, 2026

GREENFIELD ROBOTICS CORPORATION

36706 W 39th St S
Cheney, Kansas 67025
(316) 221-3801

https://www.greenfieldincorporated.com/

UP TO 11,594,203  SHARES OF COMMON STOCK(1), CONSISTING OF:

8,974,921 SHARES TO BE ISSUED FOR CASH CONSIDERATION AND 686,915 SHARES TO BE SOLD BY SELLING STOCKHOLDERS

AND

UP TO 1,932,367 SHARES TO BE ISSUED AS BONUS SHARES BY THE COMPANY(2)

The minimum investment in this offering is 242 shares of Common Stock or $500.94, plus the 3.5% Transaction Fee, totaling $518.47.

Investors in this offering will be required to grant a proxy to vote their shares to the Company’s Chief Executive Officer, and while the proxy is in effect they will have no voting rights except those required by Delaware law. Investors in this offering will also be required to enter into a voting agreement, stockholders who are party to that agreement grant a proxy to the Company’s CEO (and certain others in the event of a sale of the Company) giving each the ability to vote the stockholder’s shares on matters, including but not limited to votes to elect directors. See “Securities Being Offering – Proxy and “Securities Being Offering – Voting Agreement”.

There is no formal marketplace for the resale of the our Common Stock, and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. Further, the share of Common Stock are subject to transfer restrictions. See, “Risk Factors -- There is no current market for our capital stock, so you may not be able to sell your shares. Additionally, our capital stock, including our Common Stock, is subject to transfer restrictions.”

The price per share of Common Stock has been arbitrarily determined by the Company.

SEE “SECURITIES BEING OFFERED” AT PAGE 33

	Price to Public(1)	Underwriting discount and Commissions(2)	Proceeds to issuer before expenses	Proceeds to other persons(5)
Price Per share	$2.07	$0.0828	$1.9872	$1.9872
Transaction Fee per share(3)	$0.0725	$-	$0.0725	$-
Price per share plus Transaction Fee	$2.1425	$0.0828	$2.0597	$1.9872
Total Maximum with Transaction Fee(4)	$20,700,000.54	$800,000.02	$18,428,319.48	$1,471,681.04
Total Maximum Including Value of Bonus Shares and Transaction Fee(4)	$24,700,000.23	$800,000.02	$22,428,319.17	$1,471,681.04

(1)	The Company is offering up to 8,974,921 shares of Common Stock directly to investors (the “Cash Shares”) for up to a maximum of $18,578,086.47 (not including the Transaction Fee), plus up to 1,932,367 of additional shares of Common Stock eligible to be issued as Bonus Shares to eligible investors at no additional charge based certain criteria. Additionally, 686,915 shares of Common Stock are being offered by selling stockholders of the Company for up to$1,471,681.04 (not including the Transaction Fee), the proceeds from which will be received directly by the selling stockholders, and not by our Company. See “Plan of Distribution and Selling Securityholders” for further details.

(2)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company and the selling stockholders will pay a cash commission of 4% to StartEngine Primary on sales of the Common Stock. The Company will also pay a $20,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include Transaction Fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation payable to third parties in connection with the offering

(3)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (the “Transaction Fee”). This fee will be refunded in the event we do not raise any funds in this offering. See “Plan of Distribution and Selling Securityholders” for additional discussion of this processing fee.

(4)	While the Company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is 24,700,000.23, composed of $18,428,319.48 in actual proceeds to the Company from investors, $1,471,681.04 in proceeds to selling stockholders, $700,000.02 for the Transaction Fee, and the value of the Bonus Shares of $3,999,999.69. This full amount of $24,700,000.23 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

(5)	After the Company sells securities for $6,000,000 in gross proceeds, the selling securityholders will be entitled to sell 30% of the securities sold until they sell their full allocation. At no point will selling securityholder receive more than 30% of the gross proceeds in this offering. See “Plan of Distribution and Selling Securityholders” for more information.

The Company expects that the amount of expenses of the offering (including marketing expenses) that it will pay will be approximately $4,621,000, not including commissions or state filing fees.

Investors in shares of Common Stock in this offering will be required to grant a proxy to vote their shares to the Company’s Chief Executive Officer. See “Risk Factors” and “Securities Being Offered–Common Stock–Proxy.”

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The Company has engaged The Bryn Mawr Trust Company as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 2.

Sales of these securities will commence on approximately ______________, 2026.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The Company is electing to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.” In the event that the Company becomes a reporting company under the Securities Exchange Act of 1934, the Company intends to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

In this Offering Circular, the term “Greenfield”, “Greenfield Robotics” or “the Company” refers to Greenfield Robotics Corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

The Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the Company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the Company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

i

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The Company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the Company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the Company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933 (the “Securities Act”), as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.235 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are generally not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the Company’s Common Stock, you should carefully read this entire Offering Circular, including the Company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Greenfield Robotics Corporation was formed in Delaware on December 29, 2017, and is a robotics company that specializes in the development and deployment of autonomous agricultural robots to replace chemicals for health and regenerative farming. The Company's current robotic services include chemical-free weed control and micro-spraying of nutrients, allowing farmers to grow food with reduced or zero chemicals while promoting soil health.

The Company believes there is a critical problem in modern agriculture: the unsustainable reliance on chemicals. With almost 900 million acres of farmland in the United States alone, chemical herbicides are not only costly but are also increasingly ineffective. Regenerative farming practices, such as no-till farming and the maintenance of cover crops, can restore soil health and give consumers access to chemical-free foods, but are difficult to implement without an alternative means of weed control. Greenfield Robotics has developed an innovative solution to this challenge: autonomous weed control robots.

The Company's core product is the BOTONY™, an autonomous agricultural robot available in wheeled and tracked configurations and designed for broadacre crops such as soybeans, milo, cotton, and corn. Each robot is equipped with the Company's GreenTRIP RTK system for high-precision field mapping and autonomous navigation, as well as onboard cameras with automated human-detection and geofencing capabilities, and is remotely monitored and managed through the Company's proprietary Fleet Manager and Operator software.

In 2025, the Company leased a fleet of 23 BOTONY robots to farms in seven states, with production runs and trials on soy, sweet corn, cotton, squash, pumpkins, radishes, tomatoes, and other crops. In 2025, the Company took orders to purchase 48 robots and lease 22 robots, all for delivery in 2026. As of June 4, 2026, 60 robots have been shipped, and the Company expects to ship the remainder of 2026 orders by the end of June 2026., The Company's customers are primarily farming operations in the U.S. Midwest, and the Company plans to broaden its service offerings to additional regions, crops, and farming operations. The Company estimates its total addressable market to include over 250 million acres of broadacre cropland in the United States. The Company operates from facilities in Cheney and Lenexa, Kansas.

The Current Offering

Securities offered by the Company	Maximum of 8,974,921 shares of Common Stock, plus up to 1,932,367 additional shares of Common Stock eligible to be issued as Bonus Shares for no additional consideration.

Securities offered by Selling Stockholders	Maximum of 686,915 shares of Common Stock

Minimum investment amount	The minimum investment in this offering is $500.94 or 242 shares of Common Stock, plus the Transaction Fee of 3.5%, totaling $518.47.

Common Stock outstanding before the offering	12,389,270 shares *

Common Stock outstanding after the offering	23,296,558 shares assuming the issuance of all Bonus Shares available to investors in this offering.**

Use of proceeds	The net proceeds of this offering will be primarily used for manufacturing and production, field operations and deployment, research and development, sales and marketing, general and administrative expenses, and working capital. See “Use of Proceeds.”

*Includes the options that will be exercised and Preferred Stock that will be converted in Common Stock by the selling stockholders prior to qualification, see “Plan of Distribution and Selling Securityholders”.

**Does not reflect that up to 1,279,974 subject to forfeiture, which reduce the number of shares outstanding. See “Plan of Distribution and Selling Securityholders” for additional details.

Going Concern

The Company has realized losses every year since inception, incurred negative cash flows from operations, and may continue to generate losses.

During the next twelve months, the Company intends to finance its operations with funds from this Regulation A offering and revenue producing activities. The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities. See “Risk Factors -- There is substantial doubt about the Company’s ability to continue as a going concern.”

1

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The Company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits and has received limited revenues to date. Accordingly, the Company’s prospects must be considered in light of the risks that any company in early stages of development encounters. Greenfield was originally formed in December 2017. Greenfield has incurred a net loss and has had limited revenues generated since inception. The likelihood of its creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of its technology and products. The Company anticipates that its operating expenses will increase for the near future, and there is no assurance that it will be profitable in the near future. You should consider the business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

There is substantial doubt about the Company’s ability to continue as a going concern. Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2025, we have a net loss of $2,943,040, an accumulated deficit of $16,745,073, and liquid assets in cash of $759,655, which is less than a year's worth of cash reserves as of December 31, 2025. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern in the next twelve months is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Our management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing. However, there are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition, and operating results.

The Company anticipates sustaining continued operating losses. We believe we will continue to incur net losses for the foreseeable future as we continue to invest in our technology to increase production and commercial sales of our products. Our robots have been in the fields since 2020. There is no guarantee when, if ever, we will become profitable. We expect to expend substantial resources as we:

•	identify and invest in future growth opportunities, including the development of new product lines;
•	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products; and
•	invest in product innovation and development.

These investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to execute on our business plan and vision, respond to competitive pressures, take advantage of market opportunities or maintain high-quality product offerings, any of which could adversely affect our business, financial condition and results of operations. It is anticipated that the Company will continue to sustain operating losses and there can be no assurance that the Company will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

2

If the Company cannot raise sufficient funds, it will not succeed. Greenfield Robotics is offering Common Stock in this Offering on a best-efforts basis and may not raise the complete amount. The Company’s business model is capital intensive, and even if the maximum amount is raised, the Company is likely to need additional funds in the future in order to grow. If the Company cannot raise those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, it may not survive. If the Company manages to raise a substantially lesser amount than the maximum amount in the Offering, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds,” which may not be available on terms favorable to the Company or at all. If adequate funds are unavailable, we may be required to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs, product launches or marketing efforts, any of which may materially harm our business, financial condition and results of operations.

Future fundraising may affect the rights of investors. In order to expand, the Company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the Company.

The loss of any of our Chief Executive Officer, Chief Innovation Officer or Chief Technology Officer or our failure to attract and retain other highly qualified personnel in the future could harm our business. To be successful, the Company requires capable people to run its day-to-day operations. Nandan Kalle currently serves as the Company’s Chief Executive Officer and our two founders, Clinton Brauer and Steven Gentner, serve as our Chief Innovation Officer and Chief Technology Officer, respectively. Mr. Brauer as a farmer/technologist has been and continues to be fundamental in development our strategy. Mr. Gentner has developed most of our core software technologies. The loss of any of these individuals would be detrimental to the Company. Further we only carry key man insurance on Mr. Brauer, and even with that insurance they payment may not cover the business harm caused by his loss.

As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company's performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

We may implement new lines of business or offer new products and services within existing lines of business. As an early-stage company, we may implement new products or new lines of business at any time. There are many market opportunities within our core segment of customers and we may identify new revenue opportunities by deploying our robots for new use cases. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Developing new products and technologies entails significant risks and uncertainties. Delays or cost overruns in the development of new technology advancements or products and failure to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

The Company’s success is dependent on commercial adoption of agricultural autonomous robots, a relatively unproven market. The Company may incur substantial operating costs, particularly in sales and marketing and research and development, in attempting to develop these markets. If the market for the Company’s products develops more slowly than it expects, its growth may slow or stall, and its operating results would be harmed. The market for agricultural autonomous robots is still evolving, and the Company depends on continued growth of this market. It is uncertain whether the trend of adoption of agricultural autonomous robots that the Company has experienced in the past will continue in the future.

3

Any damage to or problems with our robots could severely impact our operations and financial condition. Any damage to or problems with our robots we build or use in the future, including defective construction, repairs, or maintenance could have an adverse impact on our operations and business.

Manufacturing or design defects, unanticipated use of the Company's products, or inadequate disclosure of risks relating to the use of the products could lead to injury or other adverse events. The Company’s robots are autonomous machines that operate in agricultural fields, often in proximity to farm workers, bystanders, livestock, and other equipment. Although the Company has implemented safety features, including geofencing to restrict robot operating areas and camera-based systems with automated detection of humans, there can be no assurance that these safety measures will prevent all incidents. The Company also provides customers with safety notices, warnings, and documentation consistent with industry standards. To date, the Company has not experienced any safety incidents or near-misses involving its robots. However, the autonomous nature of the robots means that unanticipated situations—such as sensor failures, software errors, unexpected terrain conditions, the presence of unauthorized persons in operating areas or other unforeseen events—could result in personal injury or property damage. Any such incident could lead to product liability claims, regulatory investigations, recalls or safety alerts (whether voluntary or required by governmental authorities), and negative publicity that could significantly reduce demand for the Company’s products. The Company maintains commercial general liability insurance; however, there can be no assurance that the Company’s insurance coverage will be sufficient to cover all potential claims, or that insurance will continue to be available on acceptable terms. A significant product liability claim in excess of the Company’s insurance coverage could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Our brand and reputation may be diminished due to real or perceived quality or environmental issues with our products, which could negatively impact our business, reputation, operating results and financial condition. Real or perceived quality or environmental concerns or failures to comply with applicable regulations and requirements, whether or not ultimately based on fact and whether or not involving our products, could cause negative publicity and reduced confidence in our company, brand or products, which could in turn harm our reputation and sales, and could adversely affect our business, financial condition and operating results. If farmers do not perceive our products to be of high quality or safe, then the value of our brand would be diminished, and our business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of farmers in the quality and safety of our products would be difficult and costly to overcome. Issues regarding the safety of any of our products, regardless of the cause, may harm our brand, reputation and operating results.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all. Our market opportunity estimates and growth forecasts, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of net sales for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our product and those of our competitors. Even if the market in which we compete meets our size estimates and growth forecast, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, any forecasts of market growth should not be taken as indicative of our future net sales or growth prospects.

Adverse weather conditions and farming variability may reduce demand for our products and services and adversely affect our operations and revenue. Our business depends on the willingness of farmers to purchase or lease our autonomous robots. Farming operations are highly dependent on weather, and adverse conditions—including late or early rains, excessive or insufficient precipitation, and poor crop stands—can significantly reduce farmer profitability in a given season. When farmers experience reduced profitability, they may be less willing to invest in new equipment, including our robots. Even farmers who have already purchased a robot may not achieve a sufficient return on investment in a poor crop year, which could discourage them from purchasing additional units in subsequent seasons. This directly affects our revenue and growth prospects. In addition, more severe weather events such as tornadoes, lightning strikes, and major storms could disrupt our supply chain and manufacturing operations, or impair our ability to deliver finished robots to customers. Such disruptions could result in delayed deliveries, increased costs, and loss of revenue. The potential physical impacts of climate change, including shifts in rainfall patterns, temperature changes, and increased storm intensity, could further exacerbate these risks over time. These effects could be material to our results of operations, liquidity, or capital resources.

4

The Company faces significant market competition. The Company operates in an increasingly competitive agricultural robotics market. The Company’s primary differentiation is its focus on chemical-free, autonomous weed control specifically designed for no-till farming environments. However, a number of competitors have or are developing products that address overlapping or adjacent markets, many of which have greater financial, technical, manufacturing, and distribution resources than the Company. Any of these competitors, or new entrants, could develop products or technologies that render the Company’s current or planned products less competitive or obsolete. In addition, large agricultural equipment manufacturers have the resources to develop or acquire competing autonomous solutions and bring them to market through established dealer networks, which could significantly limit the Company’s ability to grow its customer base.

In addition to competing robotic and automated systems, the Company’s products compete with traditional farming inputs and practices, including chemical herbicides and other crop protection solutions. Growers may continue to rely on established herbicide-based weed control due to cost, familiarity, regulatory approvals, or operational considerations.

There can be no assurance that the Company’s technology will achieve broad market acceptance, outperform competing technologies, or avoid technological obsolescence. Competitive pressures, including from conventional herbicide-based solutions, may adversely affect pricing, margins, and market share, and competition is expected to intensify.

Our reliance on single-source suppliers for our component parts could harm our ability to meet demand for our products in a timely and cost effective manner. The Company currently relies on a single contract manufacturer, Amity Technology, LLC (“Amity”), to produce its robots. If Amity were unable or unwilling to continue manufacturing the Company’s robots due to causes which may include financial distress on the part of Amity, capacity constraints, supply chain disruptions, quality control failures, regulatory non-compliance, labor disruptions, or other operational issues, our ability to produce and deliver products on a timely basis could be materially and adversely affected. Transitioning to an alternative manufacturer could take approximately six months or longer to qualify, onboard, and bring to production readiness. Given the seasonal nature of the Company’s business, such a disruption could effectively eliminate an entire year’s worth of revenue. Global supply chain disruptions have materially affected the Company’s operations and may recur. In 2025, the Company was significantly impacted by global rare earth material shortages, which delayed procurement of critical components, as well as by production slowdowns at overseas suppliers during the European holiday period, which further delayed deliveries. These and similar disruptions may recur and could result in delays in receiving critical components, increased costs, and margin compression. The Company’s suppliers may experience quality or performance issues, materials shortages, capacity constraints, financial distress, or other disruptions that impair their ability to meet the Company’s specifications or delivery timelines.

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Because the Company relies on a single contract manufacturer, any disruption to that relationship could have particularly severe consequences. The Company estimates that qualifying and transitioning to an alternative manufacturer would require approximately six months. Given the seasonal nature of the Company’s agricultural business, a manufacturing disruption of that duration could effectively prevent the Company from fulfilling customer orders for an entire growing season, resulting in the loss of substantially all revenue for that period. The Company’s limited inventory levels further increase its exposure to such disruptions.

We generally do not maintain large volumes of inventory which makes us even more susceptible to harm if a single-source supplier fails to deliver components on a timely basis or we experience quality issues with the components we do have in inventory. The disruption or termination of the supply of key components for the BOTONY could harm our ability to manufacture our products in a timely manner or within budget, harm our ability to generate revenue, leading to customer dissatisfaction and adversely affect our reputation and results of operations.

Failures of components also affect the reliability and performance of our products, can reduce customer confidence in our products, increase service parts consumption, and may adversely affect our financial performance. From time to time, we may receive components that do not perform according to their specifications, which could result in the inability of customers to utilize our systems until such components are replaced. Any future difficulty in obtaining reliable component parts could result in increased customer dissatisfaction and adversely affect our reputation, our ability to protect and retain our installed base of customers and results of operations.

Changes in trade policies, including the imposition or increase of tariffs on raw materials, components, or finished machinery, could impact our business. Changes in trade policies could increase our production costs and reduce margins if we are unable to pass such costs on to customers for our finished products. For instance our GPS and motors are primarily sourced from Europe and several other of our components are sourced from China. Ongoing uncertainty regarding trade policy may also disrupt our supply chain and delay customer purchasing decisions, which could materially and adversely affect our business, financial condition, and results of operations.

You are trusting that management will make the best decision for the Company. You are trusting in management discretion. You are buying securities as a minority holder, and therefore must trust the management of the Company to make good business decisions that grow your investment.

The regulatory environment for autonomous farm equipment is evolving, and new or changing regulations could adversely affect our business. While the Company does not currently operate in a highly regulated environment, the regulatory landscape for autonomous agricultural equipment is in flux and shifting. Federal, state, and local authorities are actively considering new rules governing the operation of autonomous machinery on farmland, including requirements related to safety, operator oversight, data collection, and environmental impact. New regulations could impose significant compliance costs, restrict the areas or manner in which our robots may operate, or require design modifications that increase our costs or delay product availability. Additionally, the Company is subject to standard business regulations, including employment, safety, and environmental laws. Failure to comply with existing or future regulations could result in fines, operational restrictions, or other sanctions that could materially and adversely affect our business, financial condition, and results of operations.

The Company is required to maintain its headquarters and qualifying operations in Kansas through at least May 2027 under the terms of its Kansas Angel Investor Tax Credit agreements, and failure to do so could require repayment of tax credits received. The Company has received Kansas Angel Investor Tax Credits totaling up to $325,849.90 under agreements with the Kansas Department of Commerce dated May 13, 2022 (as amended). Under the terms of these agreements, the Company is required to maintain its headquarters and qualifying operations in Kansas for a period of five years from the agreement date (through approximately May 2027). If the Company relocates its headquarters or qualifying operations outside of Kansas during this period, or otherwise fails to meet the covenants of the agreements, the Company could lose its designation as a qualified Kansas business and be required to repay the full amount of Angel Investor Tax Credits issued. This obligation restricts the Company’s flexibility to relocate or significantly restructure its operations prior to May 2027, which could limit strategic options that might otherwise benefit the business.

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Failure to protect our intellectual property or allegations that we have infringed the intellectual property of others could adversely affect our business, financial condition and results of operations. We rely on a combination of patents, copyrights, trademarks, tradenames, trade secrets and other proprietary rights, as well as contractual arrangements, including licenses, to establish, maintain and protect our intellectual property rights. Effective intellectual property protection may not be available, or we may not be able to acquire or maintain appropriate registered or unregistered intellectual property, in every country in which we do business. Accordingly, our intellectual property rights may not be sufficient to permit us to take advantage of some business opportunities.

The protection of our intellectual property may require us to spend significant amounts of money. Further, the steps we take to protect our intellectual property may not adequately protect our rights or prevent others from infringing, violating or misappropriating our intellectual proprietary rights. Any impairment of our intellectual property rights, including due to changes in U.S. or foreign intellectual property laws or the absence of effective legal protections or enforcement measures, could adversely impact our businesses, financial condition and results of operations.

In addition, as we adopt new technology, we face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights. Successful claims that we infringe on the intellectual property rights of others could require us to enter into royalty or licensing agreements on unfavorable terms, or cause us to incur substantial monetary liability. We may also be prohibited preliminarily or permanently from further use of the intellectual property in question or be required to change our business practices to stop the infringing use, which could limit our ability to compete effectively. In addition, our customer agreements may require us to indemnify the customer for infringement. The time and expense of defending against these claims, whether meritorious or not, may have a material and adverse impact on our profitability, can be time-consuming and costly and may divert management’s attention and resources away from our businesses. Furthermore, the publicity we may receive as a result of infringing intellectual property rights may damage our reputation and adversely impact our existing customer relationships and our ability to develop new business.

Our business could be materially adversely affected by cybersecurity incidents, data breaches, system failures, and evolving data privacy regulations. We rely on information technology systems, cloud-based infrastructure, third-party service providers, and electronic communications to operate our business and store confidential, proprietary, and personally identifiable information. As a result, we are subject to risks from cyber-attacks, ransomware, phishing attempts, malware, unauthorized access, software vulnerabilities, insider threats, and other cybersecurity incidents. These threats are increasingly sophisticated and may be difficult to detect or prevent.

Any breach, disruption, or failure of our systems, or those of third parties upon whom we rely, could result in operational interruptions, loss or unauthorized disclosure of sensitive information, reputational harm, regulatory investigations, litigation, penalties, remediation costs, and loss of customers or business opportunities. In addition, we are subject to evolving federal, state, and international privacy and cybersecurity laws and regulations, which may increase our compliance costs and legal exposure. Although we maintain security measures designed to protect our systems and data, no system can be completely secure, and any significant cybersecurity incident could materially adversely affect our business, financial condition, and results of operations.

Risks Related to Securities in this Offering

There is no current market for our capital stock, so you may not be able to sell your shares. Additionally, our capital stock, including our Common Stock, is subject to transfer restrictions. There is no formal marketplace for the resale of the Company’s capital stock, including our Common Stock, and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. These securities are illiquid and there will not be an official current price for them, as there would be if the Company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since the Company has not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Moreover, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If such a liquidity event does not occur, investors could be left holding their shares until the Company runs out of capital and liquidates.

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Additionally, our capital stock, including our Common Stock, is subject to transfer restrictions under our Bylaws, which requires holders to obtain the Company’s consent prior to selling, transferring or otherwise disposing or encumbering their shares. Our Bylaws also grant the Company the right of first refusal in the event a stockholder seeks to transfer its shares.

Investors in this offering will need to become parties to our Voting Agreement, which assign certain voting rights and includes drag-along provisions.

In order to purchase shares in this offering investors will need to become a party to our voting agreement. The Voting Agreement (defined “Securities Being Offered”) contains a drag-along provisions that could require such investors to support and participate in a sale of the Company, even if such investors do not agree with the transaction or believe the consideration offered is inadequate. If the holders of a majority of the outstanding shares of Common Stock then issued or issuable upon conversion of Preferred Stock, together with the Board and certain Key Holders, approve a sale of the Company, investors may be obligated to vote in favor of the transaction, refrain from exercising dissenters’, appraisal or similar rights, and sell their shares on the same terms and conditions as the approving holders. As a result, investors may be forced to dispose of their shares at a time, price or on terms that they would not independently choose. These provisions may also limit investors’ ability to pursue claims in connection with an approved sale transaction.

The Voting Agreement also grants an irrevocable proxy to the Company’s Chief Executive Officer, and certain other persons in limited circumstances, to vote investors’ shares in specified situations, including where an investor fails to vote or attempts to vote inconsistently with the Voting Agreement. As a result, investors may have limited ability to influence certain corporate actions, including the election of directors, increases in authorized capital stock, and transactions involving the sale of the Company. See “Securities Being Offered—Common Stock—Voting Agreement.”

Investors in our Common Stock will have to assign their voting rights. As part of this investment, each investor in our Common Stock will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part. By each such investor’s execution of the subscription agreement and under the terms thereof, that investor will grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the Company’s Chief Executive Officer. That will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the Company’s IPO or acquisition by another entity, which may never happen. See “Securities Being Offered—Common Stock—Proxy.”

The offering price of our Securities has been arbitrarily determined. Our management has determined the number and price of Securities offered by the Company. The price of the Securities we are offering was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our Common Stock, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

Management discretion as to use of proceeds. The Company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described in “Use of Proceeds” is an estimate based on the Company’s current business plan. The Company, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and it will have broad discretion in doing so.

Our use of the net proceeds may not yield a favorable financial return from purchasing shares of our Common Stock. Our management will have broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in ways with which you may not agree. The failure by our management to apply these funds effectively or in a manner that yields a favorable return or any return, and this could have a material adverse effect on our business, financial condition and results of operations.

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There is no minimum amount set as a condition to closing this offering. Because this is a “best efforts” offering with no minimum, the Company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our Company. Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. If a liquidation event, including a sale of our Company, were to occur that resulted in a distribution of less than approximately $13 million, the holders of our Preferred Stock could be entitled to all proceeds of cash distributions.

We may not have enough authorized capital stock to issue shares of common stock to investors upon the conversion of any security convertible into shares of our common stock, including the Securities. Unless we increase our authorized capital stock, we may not have enough authorized common stock to be able to obtain funding by issuing shares of our common stock or securities convertible into shares of our common stock. We may also not have enough authorized capital stock to issue shares of common stock to investors upon the conversion of any security convertible into shares of our common stock, including the Securities.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering. Certain investors in this Offering are entitled to receive additional shares of Common Stock (effectively a discount) based on the amount invested as well as their status (e.g., they are a current shareholder or investor in the Company, they are a Company customer and/or ambassador, they have indicated interest in this offering or they have indicated their interest in our offering). The number of Bonus Shares is capped at 20% and will be determined the amount of money they invest in this offering as well as their status and will effectively act as a discount to the price at which the Company is offering its stock. For example, an investor who invests $1,035 in this Offering (not including the 3.5% Transaction Fee), has indicated interest on the reservation page and has invested previously will be eligible for 20% Bonus Shares. Accordingly, that investor would receive 500 shares of the Company’s Common Stock plus an additional 100 Bonus Shares, effectively purchasing 600 shares of Common Stock for the same price paid for 500 shares of Common Stock or effectively paying a per share price of $1.725 (prior to reflecting the 3.5% Transaction Fee). For more details, including all of the Bonus Shares being offered, see “Plan of Distribution and Selling Security Holders - Bonus Shares and Perks” below. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

You will need to keep records of your investment for tax purposes. As with all investments in securities, if you sell the shares of our Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the shares for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

Registration rights of certain stockholders may accelerate our reporting obligations and increase our costs. Certain of our existing stockholders hold registration rights that, under specified circumstances, may require us to file one or more registration statements under the Exchange Act to facilitate public resales of their securities. If we are not already a public reporting company beginning in May 2034, the exercise of these rights could obligate us to become subject to public company reporting requirements earlier than we otherwise would elect, including the requirements of the Exchange Act. Early compliance with these obligations would result in significant additional legal, accounting, auditing, internal control, investor relations, insurance, and other administrative expenses, as well as substantial management time and attention. These increased costs and resource demands could divert management from operating our business, strain our internal systems and controls, and adversely affect our financial condition and results of operations. For more information, see “Description of Capital Stock –Investors’ Rights Agreement – Information and Inspection Rights.”

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Certain holders of our Preferred Stock have access to more information about the Company than other stockholders. Certain holders of our Preferred Stock have access to information about the Company that is not made available to the Company’s other stockholders pursuant to the Company’s Investors’ Rights Agreement. In addition to receiving quarterly unaudited financial statements, these holders are entitled to observe board meetings and will have access to certain materials made available to the board in connection with those meetings. For more information, see “Description of Capital Stock –Investors’ Rights Agreement – Information and Inspection Rights.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card Company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can exceed 25%) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The exclusive forum provisions in the Company’s Certificate of Incorporation, as amended, the Voting Agreement and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended bylaws; and
•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

This provision would not apply to such lawsuits if the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery) or claims for which the Court of Chancery does not have subject matter jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such an instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provision of our amended and restated certification of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Further our Voting Agreement and subscription agreement each provide that the state courts of the State of Kansas and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Voting Agreement or subscription agreement, as applicable.

We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

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This exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find any of our exclusive forum provisions = to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the subscription agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware and/or a federal court in Kansas, as applicable. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The Company believes that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares and the immediate dilution under various total investment scenarios. The dilution is based on the Company’s net asset value at December 31, 2025. We believe this method gives investors a better picture of what they will pay for their investment compared to previous investors and Company insiders than simply listing such transactions for the last 12 months.

	$7,000,000 Raise	$14,000,000 Raise	$20,000,000 Raise
Price Per Share (1)	$2.07	$2.07	$2.07
Shares issued (2)	3,381,642	6,763,285	9,661,835

Adjusted Net Tangible Book Value at December 31, 2025 (3)	$(21,543,571)	$(21,543,571)	$(21,543,571)
Gross Capital Raised	7,000,000	14,000,000	20,000,000
Less: Proceeds to Selling Securityholders	500,000	1,421,914	1,421,914
Less: Estimated Offering Costs (4)	2,003,412	3,843,825	5,421,321
Adjusted Net Tangible Book Value Post-Financing	$(17,046,983)	$(12,809,310)	$(8,386,806)

Shares of Common Stock as of December 31, 2025 (5)	15,444,113	15,444,113	15,444,113
Shares Issued in Offering (6)	3,381,642	6,763,285	9,661,835
Less: Shares sold by Selling Securityholders	241,545	686,915	686,915
Less: Voluntary Forfeitures (7)	453,689	1,279,974	1,279,974
Post-Financing Shares of Common Stock	18,130,521	20,240,509	23,139,059

Adjusted Net Tangible Book Value per share at December 31, 2025	$(1.395)	$(1.395)	$(1.395)
Increase (Decrease) per share attributable to new investors	0.455	0.762	1.033
Net tangible book value per share after the Offering	$(0.940)	$(0.633)	$(0.362)

Dilution per share to new investors ($)	3.01	2.703	2.432
Dilution per share to new investors (%)	145.41%	130.58%	117.49%

(1)	Does not reflect the 3.5% Transaction Fee.

(2)	Does not reflect the issuance of Bonus Shares.

(3)	Net Tangible Book Value Pre-Financing is calculated as follows:

Total Stockholders' Equity as of 12/31/2025	$(7,500,597)
less: Intangibles	23,108
less: Deferred Offering Costs	1,120,182
less: Adjustment for Preferred Stock *	12,899,684
Pro Forma Net Tangible Book Value Pre-Financing	$(21,543,571)

*Reflects the shares converted by the Selling Security Holders as well as the liquidation preferences of the Preferred Stock, see "Securities Being Offering - Common Stock - Right to Receive Liquidation Distributions" and "Risk Factors -- Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our Company."  The liquidation preferences of the Preferred Stock was the same in all three scenarios.

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(4)	See “Use of Proceeds” for additional details.

(5)	Shares of Common Stock issued and outstanding pre-financing includes currently issuable shares as well and is calculated as follows:

Class of Security	Outstanding/Potential Shares*
Common Stock outstanding	12,389,270
Share of available through the exercise of outstanding options	1,875,381
Shares of available through the exercise of warrants	1,129,000
Shares to of Preferred Stock to be converted by Selling Security Holders **	50,462
Pre-Financing Shares Issued and Outstanding	15,444,113

*does not inlucde any shares available from the conversion of any outstanding convertible notes.

** all the shares of Common Stock sold in the offering by selling securitiy holders will be converted in each of the scenarios see "Plan of Distribution and Selling Securityholders" for further details.

(6)	See "Plan of Distribution and Selling Securityholders" for further details.

(7)	The dilution table does not reflect the issuance of Bonus Shares. Since on a post-financing basis the company has a net tangible book deficit, the inclusion of Bonus Shares would decrease the net tangle book deficit per share or increase the net tangible book value per share. Assuming all the Bonus Shares were issued, for the scenarios shown this change would be approximately $0.01 - $0.02 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2025, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2025 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2026 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

Up to 11,594,203 shares are being offering in this Offering. The Company is offering up to 10,907,288 shares of Common Stock, consisting of 8,974,921 shares of Common Stock sold for cash, plus up to 1,932,367 shares to be issued as Bonus Shares to investors as described in this Offering Circular. In addition, certain selling stockholders are selling up to 686,915 shares of Common Stock.

No additional consideration will be received by the Company for the issuance of Bonus Shares and the Company will absorb the cost of the issuance of the Bonus Shares. The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com.

StartEngine Primary, LLC will comply with Lock-Up Restriction required by FINRA Rule 5110I(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer’s expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering(e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Investment Process

This Offering Circular will be furnished to prospective investors via direct link to the EDGAR filing 24 hours per day, 7 days per week on the startengine.com website. Prospective investors may subscribe for the Company’s Common Stock in this offering only through the website. In order to subscribe to purchase our Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this Offering Statement, of which this Offering Circular is part, as Exhibit 4.1 and provide information for payment for the subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Section 18(b)(4)(D)(ii) of the Securities Act, or for other factors such as, but not limited to, investors providing incorrect payment information, or the investor not satisfying AML/KYC screening criteria. Upon successful completion of the reviews, the Company will accept the investor’s subscription and investor funds will be debited from the investor’s designated form of payment. No funds are received until the subscription agreement has been accepted. In the event additional information is required from the investor to complete the investor reviews, within 3 business days, StartEngine Primary will reach out to the subscriber for that information.

After each closing, funds tendered by investors will be available to the Company for its use.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

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The Company is conducting a continuous offering, in which it intends to accept investor funds until the offering is terminated. As there is no minimum, the Company may, in its sole discretion, undertake one or more closings on a rolling basis, regardless of the amount of funds. As each closing involves administrative burden to the Company, the Company intends to use periodic closings to reduce that burden. The Company intends to effect a close every 7 business days and, after each closing, funds tendered by investors will be available to the Company, and securities will be issued to investors. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings every 7 business days.

As noted above, the Company intends to effect closings every 7 business days, but may undertake additional closings upon considering certain factors, such as the number of subscriptions received.

Commissions, Discounts, Expenses and Fees

The following table shows the maximum discounts, commissions, and fees payable to StartEngine Primary in connection with this offering by the Company:

StartEngine processing fee paid by investors to StartEngine (1)	$700,000
StartEngine commission paid by the Company and Selling Stockholders to StartEngine (2)	$800,000
StartEngine out of pocket expenses paid by the Company (3)	$20,000

(1)            Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. This fee will be refunded in the event the Company does not close on any investments within three years from this offering being qualified by the Commission or the date at which the offering is earlier terminated by the Company in its sole discretion.

(2)            StartEngine Primary will receive commissions paid by the Company and Selling Stockholders of 4% of the offering proceeds.

(3)            The Company will also pay $20,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Investment Limits

Pursuant to Rule 251(d)(2)(i)(C), investors that are not accredited investors, within the meaning of Rule 501 of Regulation D under the Securities Act, are restricted from investing an amount that exceeds 10% of the greater of the investor’s annual income or net worth. The value of the investment includes both the purchase price of the securities and the 3.5% fee payable to StartEngine Primary. Investors will be required to provide a representation that their investment is within this limit when executing the Subscription Agreement for this Offering, which is included as Exhibit 4.1.

Bonus Shares and Perks

“Bonus Shares” are additional shares of Common Stock that are issued to investors purchasing shares in this offering for no additional monetary compensation, therefore those investors are effectively receiving a discount on the shares of Common Stock they purchase. Bonus Shares have identical rights, privileges and preferences to the shares of Common Stock purchased. The maximum amount of Bonus Shares any investor can receive in connection with their investment is 20%.

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Bonus Shares for StartEngine Venture Club

In addition to the Volume Based Bonus, TTW Reservation Holder Bonus and the Loyalty Bonus described below under “Perks and Additional Bonus Shares”, certain investors who are members of the StartEngine Venture Club Bonus program (f/k/a StartEngine OWNers Bonus program), who invest in this offering are entitled to 10% Bonus Shares of our Common Stock (effectively a discount on the price paid per share) (the “StartEngine Venture Club Bonus”), subject to the 20% Bonus Share cap. For example, anyone who is a member of the StartEngine Venture Club Bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. This 10% Bonus is only valid during the investor's eligibility period. Investors eligible for this bonus will also have priority if they are on a waitlist to invest and the company surpasses its maximum funding goal. They will have the first opportunity to invest should room in the offering become available if prior investments are canceled or fail. The general public can become members of the StartEngine Venture Club Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine Venture Club Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine Venture Club member.

Perks and Additional Bonus Shares

Certain investors in this offering are eligible to receive bonus shares of Common Stock (“Bonus Shares”), which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, Bonus Shares in an amount up to 20% of the shares they purchase, depending upon whether they are a StartEngine Venture Club member and the perks described below. In order to receive volume perks from an investment, an investor must submit a single investment in the same offering that meets the minimum volume perk requirement. Bonus Shares from volume perks will not be granted if an investor submits multiple investments that, when combined, meet the volume perk requirement. All perks occur when the offering is completed.

TTW Reservation Holder Bonus

In order to be eligible for the “TTW Reservation Holder Bonus” an investor must have indicated their interest in the Company’s offering by making a non-binding “reservation” on the Company’s testing the waters page hosted by StartEngine Crowdfunding. There is no minimum “reservation” amount required to be eligible for this Bonus and there is no obligation to purchase securities in the offering if a “reservation” is made. Any investor making a non-binding “reservation” will be eligible for the TTW Reservation Holder Bonus of 10% Bonus Shares (subject to the 20% cap) for the total number of shares they purchase in the Offering whether more or less than the shares “reserved”.

Loyalty Bonus

In order to be eligible for the Loyalty Bonus an investor must either (i)  be a previous investor in the Company and invest using the same email address used in making the previous investment, (ii) customer of the Company, or (iii) a brand ambassador. Those eligible for the Loyalty Bonus will receive 10% Bonus Shares (subject to the 20% cap).

Volume Perks*

Invest between $3,000 - $4,999 and receive 3% Bonus Shares and a 3D Desktop Display Model of a Robot (approximate cash value $50) (1);

Invest between $5,000 -- $9,999 and receive 5% Bonus Shares and invitation-only access to the Alpha Farming Club, our early-stage digital community exploring an interactive autonomous farming experience.(2);

Invest between $10,000 -- $19,999 and receive 7% Bonus Shares and an opportunity to explore collaboration with the head of innovation(3);

Invest between $20,000 -- $29,999 and receive 10% Bonus Shares and a Field Day invite for the opportunity to meet the robots and our team(4);

Invest between $30,000 -- $49,999 and receive 12% Bonus Shares and the opportunity to “Adopt of Robot” (5);

Invest between $50,000 -- $99,999 and receive 15% Bonus Shares and an invitation to our headquarters, all expenses paid (up to $5,000)(6);

Invest $100,000 or more and receive 20% Bonus Shares and get a custom BOTONY robot (approximate cash value $50,000) (7).

Approximate cash value is being provided for tangible items that have a determinable market price. The non-Bonus Share Perks are non-transferable and will only be sent or can only be used by the investors.

(1)	Models sent after campaign closes
(2)	All benefits start after campaign closes
(3)	Collaboration ideas are for information sharing and may not result in any product changes or ownership of idea
(4)	Field Day Invites are for 2027 events**
(5)	Have your name or business logo on one robot per investment
(6)	Invite to spend the day at our headquarters
(7)	Custom robot will be delivered within 6 months of campaign close

*For Bonus Shares and Perks based on investment level, investors will only receive the Bonus Shares and Perks for their investment level; the other perks are not cumulative. For clarity, investors who invest $5,000 are entitled to the game and 5% Bonus Shares. The dollar amount for the volume perks will be based on investments in a single transaction and may not be aggregated together with separate transactions.

**The investment must be completed prior to the event date to receive the Field Day Invitation.

The StartEngine Venture Club Bonus, TTW Reservation Holder Bonus, Loyalty Bonus, and Volume Perks are stacked, subject to a cumulative maximum of 20%. Therefore, any investor that satisfies the requirements for any Bonus Shares, will receive the maximum aggregate amount of (a) Venture Club Bonus shares if they are part of the StartEngine Venture Club Bonus program, (b) TTW Reservation Holder Bonus if they reserved shares of Common Stock during our Test the Waters period (prior to the qualification of this Offering Statement by the Securities and Exchange Commission), (c) Loyalty Bonus shares if they is they are a current customer, investor or brand ambassador, (d) Volume-Based Bonus shares for which they qualify, up to a maximum bonus of 20%. For purposes of clarity and by way of example, if a StartEngine Venture Club member who is a current investor decides to invest $50,000 in this offering (not including the StartEngine processing fee), such investor will qualify for the StartEngine Venture Club Bonus (10%), the Loyalty Bonus (10%), and the Volume-Based Bonus shares (15%), for a total of 35% Bonus Shares. However, given the maximum bonus is 20%, the investor would not be able to claim the additional 15% bonus and would remain at the 20% bonus level. The StartEngine processing fee will be assessed on the full share price of $2.07 for the purchased shares, and not on any Bonus Shares.

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TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Selling Stockholders

The selling stockholders set forth below will sell up to a maximum of 686,915 shares of Common Stock.

The following table sets forth the names of the selling stockholders, the number of shares of Common Stock beneficially owned prior to this offering, the number of shares being offered in this offering and the number of shares of Common Stock to be beneficially owned after this offering, assuming that all of the selling shareholder shares are sold in the offering.

Subscriptions for the Common Stock will be fulfilled with shares being sold by the selling stockholders only after the Company has issued and sold shares of Common Stock for gross proceeds of $6,000,000 (not including the Transaction Fee). Thereafter until the selling stockholders sell all of the securities listed below, subscriptions will be applied 70% to the Company and 30% to selling stockholders on a pro rata basis, which means that at each closing in which selling stockholders are participating, a stockholder will be able to sell its “Pro Rata Portion” of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. Selling stockholders will not offer fractional shares and the shares represented by a stockholder's Pro Rata Portion will be determined by rounding up or down to the nearest whole share, at the Company’s discretion. As the Company will sell shares for gross proceeds of $6,000,000 prior to the participation of the selling stockholders and the gross proceeds for the selling stockholders at an offering price of $2.07 is approximately $1,421,914.05 (not including the Transaction Fee), at no point will the selling stockholder shares be greater than 30% of the value of the Common Stock issued in this Offering. After the selling stockholders sell the entire allotment the remaining shares will be sold by the Company. Prior to the qualification of the offering, all stockholders who do not hold a sufficient number of shares of Common Stock to participate in the offering will either exercise their options or convert their Preferred Stock into Common Stock for the requisite number of shares.

StartEngine Primary will receive a 4% commission on sales of Common Stock by a selling stockholder prior to disbursement to the selling stockholder. The Company will not receive any of the proceeds from the sale of selling stockholder’s shares in the Offering.

Selling Stockholder	Class of Stock Owned	Shares of Common Stock Owned Prior to Offering (1)	Shares Offered	Shares of Common Stock Owned After Offering		Pro Rata Portion
Andrew Helten	Common Stock	10,000	10,000	0		1.46%
Carl Sutter	Common Stock	3,000,000	220,026	1,500,000	(2)	32.03%
Clinton W. Brauer	Common Stock	3,000,000	157,021	2,842,979		22.86%
Digital Asset Strategies	Common Stock	9,236	9,236	0		1.34%
FSB Investments, LLC	Common Stock	1,642	1,642	0		0.24%
[TO COME]	Common Stock	6,158	6,158	0		0.90%
Kain Sosa	Common Stock	2,053	2,053	0		0.30%
Kent Johnson	Common Stock	3,079	3,079	0		0.45%
Michael Donahue	Common Stock	6,158	6,158	0		0.90%
Nandan Kalle	Common Stock	1,500,000	78,021	1,421,979		11.36%
Royce Steinert	Common Stock	11,599	11,599	0		1.69%
Sean Walsh	Common Stock	14,778	14,778	0		2.15%
Seema Gupta	Common Stock	900	900	0		0.13%
Stephen Castro Miller	Common Stock	3,079	3,079	0		0.45%
Stephen Stokols	Common Stock	3,079	3,079	0		0.45%
Steven Gentner	Common Stock	3,000,000	157,521	2,842,479		22.92%
Terence Irumva	Common Stock	1,365	1,365	0		0.20%
Todd Trippany	Common Stock	1,200	1,200	0		0.17%

(1)	Assumes that all stockholders who do not hold a sufficient number of shares of Common Stock to participate in the offering have either exercised their options or converted their Preferred Stock into Common Stock for the requisite number of shares. This table does not reflect other potential shares of Common Stock issuable upon the exercise of outstanding options or the conversion of Preferred Stock.
(2)	Pursuant to a resale and forfeiture agreement with Mr. Sutter, Mr. Sutter will forfeit approximately 5.8 shares to the Company for each share sold as a secondary sale. A form of the resale and forfeiture agreement is attached to the offering statement of which the offering circular forms a part.

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USE OF PROCEEDS TO ISSUER

The following table represents management’s best estimate of the uses of the net proceeds the Company would receive from this offering assuming an offering size of $7 million, $14 million and $20 million. There is no guarantee that we will be successful in selling any of the shares we are offering. The Company will not receive the proceeds from the sale of shares by the selling stockholders.

Gross Offering Proceeds	$7,000,000	$14,000,000	$20,000,000
Less: StartEngine Commission	$280,000	$560,000	$800,000
Less: Other Offering Costs	$1,723,000	$3,284,000	$4,621,000
Total Offering Expenses	$2,003,000	$3,844,000	$5,421,000
Less: Sales by Selling Stockholders	$500,000	$1,422,000	$1,422,000
Net Proceeds to Issuer	$4,497,000	$8,734,000	$13,157,000
Manufacturing & Production	$450,000	$873,000	$1,316,000
Field Operations & Deployment	$450,000	$873,000	$1,316,000
Research & Development	$899,000	$1,747,000	$2,631,000
Sales & Marketing	$899,000	$1,747,000	$2,631,000
General & Administrative	$675,000	$1,310,000	$1,974,000
Debt Retirement	$957,808	$957,808	$957,808
Working Capital	$166,192	$1,226,192	$2,331,192

TOTAL USES OF NET PROCEEDS	$4,497,000	$8,734,000	$13,157,000

The following provides additional details on the categories above:

•	Other Offering Costs: Payments to the escrow agent, marketing, legal and accounting professional fees, perks, and other expenses
•	Manufacturing & Production: Capital equipment, tooling, materials procurement, and contract manufacturing for robotic systems.
•	Field Operations & Deployment: Technician labor, installation, travel, and field service infrastructure for customer deployments.
•	Research & Development: Software development, hardware engineering, prototyping, and IP development for next-generation robotics platform.
•	Sales & Marketing: Sales team headcount, channel partner development, trade shows, digital marketing, and customer acquisition.
•	General & Administrative: Executive team, finance/legal/HR, facilities, insurance, compliance, and working capital reserves for operating overhead.
•	Debt Retirement: Repayment of the short term loans entered into in April and May 2026.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

The allocation of the net proceeds of the offering set forth above represents the Company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the Company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the Company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the Company’s operations (if any), business developments and the rate of the Company’s growth. The Company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the Company does not raise the entire amount it is seeking, then the Company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The Company does not have any committed sources of financing.

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THE COMPANY’S BUSINESS

Overview

Greenfield Robotics Corporation was formed in Delaware on December 29, 2017, and is a robotics company that specializes in the development and deployment of autonomous agricultural robots, to replace chemicals for health and regenerative farming. Its current robotic services include weed control and micro-spraying of nutrients. This allows farmers to grow food with reduced or zero chemicals, with an aim of helping consumers and food companies get access to safe, clean ingredients. The Company is headquartered in Cheney, Kansas and conducts business in Kansas and the surrounding area, with projects in California and plans to expand across the United States.

Our Mission

Our mission is to revolutionize modern agriculture by addressing the unsustainable reliance on chemicals. We aim to help farmers grow food with reduced or zero chemicals, promoting soil health and providing consumers with safe, clean ingredients.

Background

We believe that there is a critical problem in modern agriculture: the unsustainable reliance on chemicals. With almost 900 million acres of farmland in the United States alone, the environmental and health implications of current practices are significant. Chemical herbicides are not only costly but also increasingly ineffective, leading to concerns about their impact on human health and the environment. However, until there is an effective solution to control weeds without the use of chemical herbicides, farmers will continue that unsustainable reliance on chemicals.

Some farmers have moved to use of regenerative farming practices to avoid reliance on chemicals. Regenerative farming practices have the capacity to restore soil health and give consumer access to chemical free foods. Key regenerative farming practices include no-till farming that minimizes soil disturbances, and maintenance of cover crops. However, farmers cannot use those practices if they cannot control for weeds.

Greenfield Robotics has developed an innovative solution to this challenge: autonomous weed control robots.

Products and/or Services

The BOTONYTM

The Botony is an autonomous agricultural robot, available in both wheeled and tracked configurations, and is designed for broadacre crops such as soybeans, milo, cotton, and corn and each robot can cover approximately 7 acres per day.

Cutting is optimally initiated when weeds reach 3–5 inches in height, and robots are specified to cut a 60-inch turn zone for the main field region, endrows, and around obstacles. The Company offers a foliar feeding attachment and is in the process of developing additional attachments.

In addition, each robot is equipped with:

•	GreenTRIP RTK System, which provides high-precision field mapping and autonomous navigation with a range radius of 15 kilometers, enabling the robots to traverse crop fields with centimeter-level accuracy to minimize impact on crops.
•	Onboard cameras with automated human detection algorithms and geofencing capabilities to identify humans and other obstacles in the field and restrict robot operating areas.
•	Remotely monitored and managed via Greenfield’s proprietary software platform, “Operator”, which allows field operators to oversee robot activity in real time.

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The performance specifications described above represent estimated capabilities under optimal operating conditions. Actual performance may vary significantly depending on a number of factors, including but not limited to battery age and condition, terrain type and grade, crop density and height, soil conditions, ambient temperature, and weather. The Company has not independently verified all performance claims through third-party testing. Prospective investors should not rely on these specifications as guarantees of performance. The Company’s robots are continually being refined, and specifications are subject to change as the technology evolves.

In addition, our robots are managed by Greenfield’s Fleet Manager agent, proprietary software that can manage fleets of 10 or more robots on a large (300+ acre) field and dynamically deploy them to execute tasks across the entire field in coordination. In addition, our support personnel utilize a proprietary software tool, Operator, which allows our team to remotely monitor and intervene with individual robots when they encounter situations that the autonomous software is unable to address.

In addition to the sale of the robots, the Company provides an annual service contract to cover its Starlink capabilities as well as a drone scan for the fields.

In 2025, Greenfield Robotics leased a fleet of 23 BOTONY robots to farms in seven states, with production runs and trials on soy, sweet corn, cotton, squash, pumpkins, radishes, tomatoes and other crops.

Since September 2025, the Company has been taking orders to purchase or lease its robots, for delivery in 2026. The emphasis moving forward is on purchase rather than lease in order to drive more capital efficiency. The Company currently has orders for 70 robots- 48 for purchase and 22 for lease. Of the lease contracts, the majority are fulfilled using the Company’s pre-existing fleet of robots that were sold and leased-back from at third-party. The Company operates on a made-to-order basis and does not maintain inventory of its BOTONY robots beyond what is necessary to support the lease contracts. As of June 4, 2026, the Company has shipped 60 robots, and expects to ship the remainder of 2026 orders by the end of June. In addition, once the robots are deployed, the Company will charge an annual fee to robot purchasers primarily to cover the costs of its software services.

Going forward, the Company plans to broaden its service offerings to additional regions, targeting a wider range of crops and farming operations.

Suppliers

To produce the robots, we have contracted with Amity Technology, LLC, a North Dakota-based manufacturer of agricultural equipment in addition some of the parts for our equipment are sourced from third-parties. In addition, we work with satellite uplink companies to help with the monitoring and efficiency of the BOTONY.

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Distribution

Greenfield currently operates primarily on a direct-sales model. In 2025, substantially all of our demand came from inbound inquiries as a result of marketing our crowdfund offerings. During the first half of 2026 we conducted targeted marketing efforts for lead generation; for the remainder of 2026, we plan to leverage crowdfund marketing to drive awareness and demand. We have one dedicated salesperson as well as three regional territory leaders who have responsibility for customer success, account management as well as regional expansion.

Customer Base

The primary customer base for Greenfield Robotics is farming operations of all sizes across the US, with a focus on broadacre crops, such as soybeans, sorghum, sweet corn and cotton. In coming seasons, Greenfield plans to test its robots on crops such as oats, barley, wheat, rice, as well as specialty crops.

Market

The market for our products and services is focused on broadacre crop operations across the United States. Our core offering is the BOTONY robotic fleet, which provides chemical-free weed control and micro-spraying of nutrients under a leasing model. We believe that the total addressable market (TAM) is estimated to include over 250 million acres of broadacre cropland in the United States, while the serviceable addressable market (SAM) comprises more than 100 million acres of soybean, cotton, and sorghum in the U.S., based on USDA Farm Service Agency acreage data from August 9, 2024.

Currently, our customers are primarily located in the US Midwest. In the future, we plan to broaden our service offerings to additional regions and target a wider range of crops and farming operations.

Competitors

The primary substitute for Greenfield is chemical herbicides, and it is possible that herbicide manufacturers drop their prices significantly to put pressure on Greenfield.

In addition, the Company faces competition from several firms in the robotic equipment space, including Blue River Technology (now owned by John Deere), and Carbon Robotics. Blue River Technology, founded in 2011, specializes in computer vision and robotics for weed control and has been acquired by a major agricultural corporation. Carbon Robotics, launched in 2018, offers AI-based autonomous weeder robots and has secured significant investment to expand its operations. Despite the competitive landscape, Greenfield aims to differentiate itself through its focus on chemical-free solutions and a service-oriented approach that emphasizes ease of integration for farmers.

Research and Development

Research and development has been a substantial portion of the Company’s undertaking since inception. The Company’s research and development expenses for the fiscal year ended December 31, 2025 were $416,416 and for the fiscal year ended December 31, 2024 were $568,203.

Employees

Greenfield Robotics currently has 12 full-time employees and 8 part-time employees.

Intellectual Property

Greenfield Robotics holds several intellectual property assets. These include a pending utility patent (Application #17/735,445) is pending in the United States, filed on May 3, 2022, for a Robotic Weed Control Apparatus and Method. A similar utility patent is pending in Brazil (Application #1120230075521, filed on October 20, 2021). A related international PCT utility patent application (PCT/US23/20803) was filed on May 3, 2023. Additionally, the Company has a pending U.S. utility patent (Application #18/266,255, filed on June 8, 2023) for a Robotic Livestock Grazing Apparatus and Method.

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Greenfield Robotics also holds registered and pending service marks. The “Greenfield Robotics” mark (Registration #6212302) was registered in the United States on December 1, 2020, following a filing on September 5, 2019. The “BOTONY” service mark (Application #97614155) was filed in the U.S. on September 30, 2022, and is currently pending.

Governmental/Regulatory Approval and Compliance

In the areas, that we are focused on, the regulatory regime for autonomous farm vehicles is not well-defined. If states or the Federal government start imposing restrictive rules it could cause unforeseen costs for compliance and slow our time-to-market on new products or enhancements.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in such matters may arise from time to time that may harm the Company’s business. To the knowledge of management, there is no material litigation or governmental agency proceeding pending or threatened against the Company or any of its subsidiaries.

THE COMPANY’S PROPERTY

The Company’s principal facility consists of approximately 2,100 square feet of shed and related office space located at 36706 West 39th Street South, Cheney, Kansas, 67025, leased from the Connie Brauer Trust, on a month-to-month basis at $800 per month. The Company also leases approximately 3,279 square feet of office and warehouse space at 8200 Marshall Drive, Lenexa, Kansas, 66214, from Vista Shawnee Partners, under a lease commencing May 1, 2026, and expiring May 31, 2029, at a base rent ranging from $2,650 to $2,850 per month, plus common area maintenance charges. The Company does not own any real property.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the years ended December 31, 2025 and 2024 should be read in conjunction with our consolidated financial statements and the related notes included in this Offering Circular

This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Greenfield Robotics Corporation was incorporated in the State of Delaware on December 29, 2017. The Company's principal product is the BOTONY autonomous agricultural robotic system, which provides mechanical weed control and precision agronomic services to broadacre farms without the use of chemical herbicides. The robots are capable of multiple functions including weed control, micro-spraying of nutrients, and mechanical shredding of crop residue. The Company continues to invest in research and development to commercialize additional functionalities that enable scalable regenerative agriculture.

The Company has operated through three distinct commercial phases: a Robot-as-a-Service (RaaS) model from 2021 through 2024; a transition to structured seasonal leases in 2025; and, beginning in 2026, direct robot sales as the primary revenue model.

Revenue Recognition

The Company generates revenue from robot lease arrangements and direct robot sales. Under structured seasonal lease agreements, revenue is recognized ratably over the lease term as the Company satisfies its performance obligations (maintenance, software support, and field readiness). Under robot sales agreements, revenue is recognized upon delivery. Robot purchasers pay an annual fee for warranty and software services; this fee is recognized over the service period. The Company has also generated revenue from co-marketing arrangements and consulting services, although these revenue streams wound down in 2024 and 2025. Co-marketing revenue was recognized over the collaboration period as the Company satisfied its performance obligations under the Canidae agreement, which terminated by mutual consent in September 2025.

Results of Operations

Fiscal Year Ended December 31, 2025 and December 31, 2024

Revenue

Revenue decreased $6,490 (3%) to $189,467 for the fiscal year ended December 31, 2025 ("FY2025") from $195,957 for the fiscal year ended December 31, 2024 ("FY2024"). The nearly flat headline masks a fundamental shift in the Company’s revenue composition: bot service revenue — lease payments from robots deployed to farmers under structured seasonal agreements — more than doubled to $82,676 in FY2025 from $38,887 in FY2024 as the Company transitioned from its original Robotics-as-a-Service model to direct seasonal leases, while consulting revenue wound down entirely to $0 in FY2025 from $57,070 in FY2024 as legacy engagement work was concluded. Co-marketing revenue, earned under the Company’s arrangement with a premium pet food brand, was $106,791 in FY2025 compared with $100,000 in FY2024. The co-marketing arrangement terminated by mutual consent in September 2025, and accordingly co-marketing revenue is not expected to recur in 2026. The result is a revenue base increasingly anchored in recurring lease income, which management expects to grow materially as contracted robot deployments expand in 2026.

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Cost of Revenue

Cost of revenue was $191,090 in FY2025 compared with $183,144 in FY2024, an increase of $7,946 (4%). Because cost of revenue slightly exceeded total revenue, the Company recorded a gross loss of $1,623 in FY2025 — a result that reflects the early-stage nature of the Company's commercial lease operations, where the cost infrastructure to support a growing deployed fleet is being built ahead of the revenue scale that fleet will ultimately generate. Cost composition shifted as well: field-service subcontractor costs incurred in FY2024 were not repeated, and co-marketing cost of revenue declined, while direct lease-fleet costs — maintenance labor, parts, and technical support for deployed robots — increased. Management expects the gross margin relationship to improve materially in 2026 as contracted lease revenue scales across a larger fleet without a commensurate increase in per-unit operating costs.

Operating Expenses

Total operating expenses decreased $252,897 (10%) to $2,398,067 in FY2025 from $2,650,964 in FY2024. The drivers of the change were:

•	A decrease of $102,045 (57%) in advertising and marketing, driven almost entirely by the wind-down of marketing consulting services that supported the 2024 Regulation Crowdfunding campaign, which closed in May 2025; direct advertising and promotional spend was roughly flat year-over-year.
•	An increase of $54,980 (4%) in general and administrative expense, reflecting substantial increases in audit, accounting, and tax fees associated with the Company's first full-year independent audit, higher business insurance premiums, and higher auto and freight expense, partially offset by lower personnel costs from reduced headcount, significantly reduced general legal fees, and lower software subscription expenses.
•	A decrease of $151,787 (27%) in research and development, led by a significant reduction in third-party engineering consulting fees as the BOTONY platform's core design stabilized and external development contractors were wound down, along with lower robot maintenance parts costs and reduced software subscriptions; these decreases were partially offset by higher field operations equipment and materials expenditures in support of expanded commercial deployments.
•	A decrease of $11,183 (44%) in rent and lease expense, as the Company wound down a co-working space and consolidated operations at the Company’s Cheney location.
•	A decrease of $42,862 (10%) in depreciation, as capital additions were substantially lower in 2025 compared to the prior year — limiting new depreciation charges — and certain leasehold improvements and equipment acquired in prior periods reached the end of their depreciable lives during the year.

Other (Income) Expense

Other expense, net, was $543,350 in FY2025 compared with $446,801 in FY2024, an increase driven primarily by higher interest expense, which was $559,131 in FY2025 versus $427,085 in FY2024. The increase reflects accruing interest on the Company's outstanding convertible notes and bridge financing; these instruments are structured to convert into equity upon a qualified financing event rather than be repaid in cash, and accordingly the growing interest accrual represents a balance sheet obligation that management expects to be resolved through equity conversion rather than cash outflow.

Net Loss

As a result of the foregoing, the Company generated a net loss of $2,943,040 for FY2025 compared with a net loss of $3,084,952 for FY2024, an improvement of $141,912. The narrowing loss reflects meaningful reductions in operating expenses across advertising and marketing, research and development, and rent and lease costs, partially offset by higher non-cash interest expense; management expects continued progress on the loss trajectory as the Company scales its commercial robot fleet and transitions to direct robot sales as its primary commercial model beginning in 2026.

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Liquidity and Capital Resources

As of December 31, 2025, the Company held cash and cash equivalents of $759,655, compared with $55,416 as of December 31, 2024. The substantial increase reflects proceeds from the Company's Seed-4 Regulation Crowdfunding offering, which received the majority of its investor subscriptions during the second half of 2025 and closed in February 2026. The Company also held accounts receivable of $2,500, inventory of $65,953, and net fixed assets of $321,698 at year-end. Deferred offering costs of $1,120,182, capitalized in accordance with ASC 340-10-S99, will be reclassified to additional paid-in capital against the proceeds of the Company's pending Regulation A offering upon consummation and do not represent a cash outflow obligation.

The Company's cash flows in FY2025 were shaped by three distinct activities. Operating activities consumed net cash of $2,624,929 reflecting the ongoing operating losses as the Company expanded its commercial fleet and administrative infrastructure while revenue remained below breakeven scale. Investing activities used $34,862, representing capital expenditures for robot components and equipment. Financing activities provided net cash of $3,393,241, comprised of equipment financing proceeds of $669,988 (net of $19,512 warrant debt discount), Seed-4 Regulation Crowdfunding subscription receipts of $2,039,132, net proceeds from convertible notes of $435,550 (inclusive of $285,550 in bridge note proceeds and $150,000 in convertible note proceeds), and other financing activities. These cash inflows were sufficient to fund the operating burn and build the cash balance from $55,416 at year-end 2024 to $759,655 at year-end 2025, providing a working-capital foundation for early 2026 operations pending the Regulation A offering.

Two balance sheet items warrant brief explanation. Deferred revenue of $738,569 represents robot security deposits and prepaid service contracts received from customers under signed deployment agreements; this balance reflects contracted future service obligations backed by committed fleet capacity, and management expects this amount to be earned into revenue as scheduled robot deployments commence in 2026. Accrued interest of $1,045,037 represents accumulated interest on the Company's outstanding convertible notes and bridge financing; substantially all of this balance is expected to convert into equity alongside the underlying notes upon a qualified financing event rather than be settled in cash. Shares payable of $2,254,867 represents Seed-4 subscription proceeds received but not yet formally issued as equity as of December 31, 2025; this amount was reclassified to equity during the first and second quarters of 2026.

The Company has funded its operations primarily through equity and convertible debt financing, supplemented by robot lease and co-marketing revenue. The Seed-3 Regulation Crowdfunding offering, which ran from September 2024 through May 2025, raised gross proceeds of $1,223,036 through the sale of 887,566 units. The Seed-4 Regulation Crowdfunding offering, which ran from August 2025 through February 2026, raised aggregate proceeds of $3,707,270 through the sale of 2,591,495 shares (include 22,573 shares that were issued to StartEngine as compensation for hosting the campaign). Together, these offerings have provided the Company's primary source of operating liquidity over the 2024–2025 period.

The Company's operating cash outflow for FY2025 was $2,624,929, representing an average monthly burn rate of approximately $220,000 . At this rate and with approximately $760,000 in cash on hand at year-end, the Company does not have sufficient cash resources to fund operations for the next twelve months without additional financing. The Company's primary near-term financing plan is the consummation of its pending Regulation A offering; if successfully completed, the net proceeds are expected to fund fleet expansion, working capital, and ongoing operations. The Company's accumulated deficit as of December 31, 2025 was $16,745,073. See "Going Concern" below for additional discussion of the Company's liquidity outlook.

Indebtedness

The Company has entered into several convertible note agreements for the purposes of funding operations totaling $5,287,000 and $5,137,000 as of December 31, 2025 and 2024, respectively. The interest on the notes is 9%. The amounts were to be repaid at the demand of the holder prior to conversion with maturities in 2024 and 2025, however the Company extended the maturities to December 31, 2027, and intends to convert all notes upon a qualified financing event or change of control. The notes are convertible into shares of the Company’s common stock at a 20% discount during a change of control or qualified financing event.

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As of December 31, 2025, the Company had three short-term notes outstanding, with aggregate principal of $168,447. On June 16, 2025, the Company borrowed $100,000 from a third party under a short-term note bearing interest at 40% per annum, with principal and all accrued interest due in a single payment in January 2026, as extended by an amendment in October 2025; the note held first-priority seniority, and accrued interest on the note was $21,480 as of December 31, 2025. On January 28, 2025, the Company entered into an unsecured promissory note with our Chief Executive Officer, Nandan Kalle, in the amount of $50,000, bearing no stated interest, of which $18,447 remained outstanding as of December 31, 2025, with unpaid principal accruing interest at 9% per annum. On October 30, 2025, the Company entered into an unsecured loan agreement with a shareholder in the amount of $50,000, bearing simple interest at 30% per annum, with monthly interest payments and full principal repayment due 90 days from funding; the full $50,000 principal balance remained outstanding as of December 31, 2025. As of April 2026, all three notes had been repaid in full, including all accrued interest.

During 2025, the Company funded a portion of its operations through short-term borrowings from related parties. The Company issued two unsecured promissory notes totaling $100,000 to our Chief Executive Officer, Nandan Kalle, and three promissory notes totaling $200,000 to Nikolimax S.L., an investment entity affiliated with one of our directors, Vladimir Ristanovic. The Nikolimax S.L. notes were repaid in full during 2025, and the Kalle notes were repaid in full on January 16, 2026, when the final outstanding balance of $18,447 was retired. No related-party notes remain outstanding. See "Interest of Management and Others in Certain Transactions" for additional detail.

On May 17, 2024, the Company entered into a non-cancelable equipment finance agreement for approximately $49,913, secured by the related equipment, with an effective interest rate of approximately 9.5%. The agreement requires 24 monthly payments of $2,274, with final maturity in May 2026, and includes customary security, default, and acceleration provisions. The balance of the loan was $8,917 as of December 31, 2025.

On July 15, 2025, the Company entered into a non-cancelable equipment finance agreement for $16,421, collateralized by the related equipment, with an effective interest rate of approximately 13.8%. The agreement requires 13 monthly payments, including an initial advance payment of $1,368, with final maturity in July 2026, and contains customary security, default, and acceleration provisions. The balance of the loan was $8,936 as of December 31, 2025.

In April and May 2026, the Company entered into several unsecured short-term notes payable totaling $800,000, bearing interest at 30% per annum. The notes mature 240 days from their respective effective dates, with interest payable monthly in arrears beginning 30 days after the effective date and continuing on the same day of each calendar month thereafter until the principal is repaid in full. The Company intends to retire this debt with the proceeds from this offering, see “Use of Proceeds.” A form of these notes has been filed as Exhibit 6.7 to this Offering Statement of which this Offering Circular froms a part.

In May 2026, the Company entered into a Series 2026A convertible note agreement for the purposes of funding operations totaling $100,000, part of an authorized series of up to $2,000,000. The interest on the note is 9%. The note matures on December 31, 2027, and the Company intends to convert the note upon a qualified financing event. The note is convertible at the lower of a 20% discount to the price paid by investors in a qualified financing or a price based on a $40,000,000 valuation cap. In a change of control prior to conversion, the note is repayable in cash with a premium. A form the Series 2026A convertible note been filed as Exhibit 3.10 to this Offering Statement of which this Offering Circular froms a part.

DJL Secured Financing

In December 2025, the Company entered into a $689,500 equipment financing arrangement with Delta Juliet Leaseco LLC for agricultural robots, accounted for as a secured financing (not a lease), together with a warrant to purchase 100,000 shares of the Company’s Common Stock at $0.01 per share, expiring December 3, 2035.

At the same time the Company entered into an equipment lease agreement (the “Equipment Lease”)with DLJ to cover the lease of the robots and tooling. The robots are leased for the shorter of (i) 6 years or when the aggregate lease payments equal to $693,000. The monthly lease payment is the greater of $80% of gross sales (total amount actually received in such month from the sub-lease of the robots, without any deductions (fees, expenses, other costs) and $5,000. After the amount in any given year exceeds $120,000, the remaining monthly payments for the year is 80% of gross sales. The Company will receive credits for future years, if the annual payments exceed the 80% gross sales threshold. At the end of the lease, the Company has the option to purchase the robots for $126,000.

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The tooling is leased for 48 months at a fee of $1,240 per month. The Company has the option to purchase the tooling for $11,900 at the end of the 48 month period. The Equipment Lease is attached as Exhibit 6.5 to this Offering Statement, of which this Offering Circular forms a part.

On April 20, 2026, the Company entered into a second sale/leaseback transaction with Delta Juliet Leaseco, LLC covering 42 units of GreeNTRIP and DroneTRIP equipment (37 GreeNTRIP stations and 5 DroneTRIP units). The Company sold the equipment to Delta Juliet Leaseco for $332,130.36 and simultaneously leased it back under a 48-month equipment lease at a fixed monthly payment of $6,930, for total lease payments of $332,640. The Company retains an option at the end of the lease term to purchase the equipment at fair market value equal to 20% of the original allocated purchase price ($66,426.07). All intellectual property associated with the equipment is expressly excluded from the sale and remains with the Company. The Equipment Lease for GreeNTRIP and DroneTRIP is attached as Exhibit 6.6 to this Offering Statement, of which this Offering Circular forms a part. This transaction is separate from and in addition to the December 3, 2025 sale/leaseback with Delta Juliet Leaseco covering the Company's agricultural robot fleet.

Going Concern

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The entity has realized losses every year since inception, incurred negative cash flows from operations, and may continue to generate losses.

During the next twelve months, the Company intends to finance its operations with funds from this Regulation A offering and revenue producing activities. The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Trend Information

The Company continues to execute on its transition to direct robot sales. As of April 2026, the Company has executed purchase and lease agreements covering 70 robots with 33 customers across 15 states, representing approximately $1.34 million in contracted revenue for the 2026 growing season. In 2025, customers provided deposits totalling $738,569 for these contacts, which is reflected as Deferred Revenue on the 2025 Statements of Financial Position.

General Market Trends

We believe that there is significant pressure from consumers and legal risk against chemical herbicides, for instance, The MAHA movement has made chemical herbicides a focus area. In addition, a landmark 2000 study supposedly establishing the safety of glyphosate has recently been retracted and there are ongoing class action lawsuits from individuals alleging that glyphosate caused illnesses such as cancer and Parkinson’s. Furthermore certain chemical herbicides have lost their efficacy due to overuse, as weeds have evolved resistance.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s officers and directors.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Nandan Kalle	CEO	56	August 2024 – present	Full time
Clinton Brauer	Founder/Chief Innovation Officer	52	August 2024 – present	Full time
Directors:
Nandan Kalle	Chairman, Secretary, Treasurer, Director	56	Chairman: August 2024 -Present Director/Secretary/Treasurer: October 2021- Present
Vladimir Ristanovic	Preferred Director	52	May 2022 - Present
Significant Employees:
Steven Gentner	CTO/Head of Software	53	August 2023 – present; November 2018 - August 2021	Full time

Nandan Kalle, Chief Executive Officer and Director

Nandan Kalle is currently the CEO. Prior to his current role, he was COO/CFO of Greenfield from 2021-2024, and VP Business Development from 2019 - 2021. Before joining Greenfield, Nandan was the VP of Product Management at KEYPR starting in 2017, where he led major improvements to their product line. Before that, he spent thirteen years at Belkin Corporation, initially as the Product/Business Line Manager, and later as Director, Product Management, growing the networking business from $100M to $250M global revenue. In 2000, he joined Sony Pictures Digital as Director of Operations, overseeing the launch of the Soap City subscription web video platform. He holds a BS in Computer Science from Princeton and an MBA from the Anderson School at UCLA.

Clinton Brauer, Founder/Chief Innovation Officer

Clint Brauer is currently a Co-Founder and Chief Innovation Officer. Clint served as CEO of Greenfield from its founding in 2018 until 2024, when he shifted focus to innovation and strategy. Prior to joining the Company, he was an Operator at Canidae Farms starting in 2015, where he worked with farms to adopt regenerative agriculture practices. From 2011, he launched and owned MG Honor Farms, growing and marketing over 100+ crops without chemicals. Earlier in his career, he served as the VP of Marketing, CRM, and Operations of Sony Connect, where he created one of the first true 360-degree views of customers. He also holds a BS in Marketing and a BS in Advertising from K-State.

Vladimir Ristanovic, Director

Vladimir Ristanovic's background includes extensive entrepreneurial and leadership experience, particularly in the agriculture and technology sectors. He is currently a Partner at Nikolimax Investments, a position he has held since January 2019. Prior to this, he was a Partner at DVR Agriculture from November 2013 to January 2019. His significant leadership roles include serving as the Managing Director of MRI SEED Zambia Ltd. for over a decade, from January 2002 to November 2013. Additionally, Mr. Ristanovic has a strong technology foundation, having been Co-founder and CTO of giveashare.com (2000-2001) and a Product Manager for Netscape Communications (1997-2000). He holds a degree in Engineering and Management from Dartmouth College and a degree in Engineering from Tufts University.

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Steven Gentner, Co-Founder, CTO and Head of Software

Steven Gentner served as Co-Founder and Head of Software of the Company from November 2018 through August 2021. From August 2021 till August 2023, Mr. Gentner developed trading algorithms for cryptocurrency and other financial instruments. Mr. Gentner rejoined the Company as CTO/Head of Software in August 2023, and since then has been leading and growing the Software Engineer Team. Since 2008, he has been the Founder of RoboRealm, a machine vision software company with 60,000 global users for which he wrote all the software. Prior to that, he co-founded CrownPeak Technology in 2000, an early SaaS company that was profitable within six months and where he wrote the entire software suite for the first three years. He also worked as a Partner at W3-Design/USWeb/marchFirst, and co-founded Hunchback Software. He holds a Bachelor of Science in Computer Science and a Master’s in Engineering/Robotics from USC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2025 the Company compensated its directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Nandan Kalle	CEO	$93,077	$0	$93,077
Clinton Brauer	Founder/Chief Innovation Officer	$89,828	(1)	$89,828
Steven Gentner	CTO/Head of Software	$90,616	(1)	$90,616

(1)	Mr. Brauer and Mr. Gentner were each granted options to purchase 80,000 shares of Common Stock at an exercise price of $0.20 per share. The options vest monthly over a 12-month period beginning in October 2024. Mr. Brauer, Mr. Gentner and Mr. Kalle were each granted options to purchase 500,000 shares of Common Stock at an exercise price of $0.32, vesting monthly over a 48 month period beginning in April 2026.

Effective September 1, 2025, the salaries for each of Mr. Kalle, Mr. Brauer and Mr. Gentner were increased to $120,000 per year. Upon successful launch of this offering, the intent is to increase their salaries to $160,000 per year if there are available funds. See “Use of Proceeds”.

For the fiscal year ended December 31, 2025, we did not pay our directors in their capacity as directors. There are two directors in this group.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of this Offering Circular the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)(3)
Common Stock	Nandan Kalle	1,500,000	2,568,922 (4)(5) 112,499 (6)	27.9%
Commo Stock	Vladimir Ristanovic (6)	-	1,475,550 (5)	10.7%
Common Stock	Clinton W. Brauer	3,000,000	192,499 (6)	25.5%
Common Stock	Steven Gentner	3,000,000	202,499 (6)	25.6%
Common Stock	Jay Samit	1,500,000		12.2%
Common Stock	Carl Sutter	3,000,000		24.4%
Common Stock	All Directors and Executive Officers as a Group	7,500,000	2,568,922 (4)(5) 1,475,550 (5) 444,998 (6)	71.3%
Preferred Stock	Nandan Kalle		2,568,922 (4)	21.3%
Preferred Stock	Vladimir Ristanovic (6)	1,475,550		12.3%
Preferred Stock	All Directors and Executive Officers as a Group	1,475,550	2,568,922 (4)	33.6%

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Greenfield Robotics Corporation, 36706 W 39th St S Cheney, Kansas 67025

(2) Based on 12,314,944 shares of Common Stock and 12,032,541 shares of Preferred Stock outstanding. Does not reflect the options that will be exercised and Preferred Stock that will be converted in Common Stock by the selling stockholders prior to qualification, see “Plan of Distribution and Selling Securityholders”.

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(3) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4) As the CEO, Mr. Kalle has the proxy to vote these shares, see "Securities Being Offering – Proxy"

(5) Shares acquirable through the conversion of Preferred Shares

(6) Shares acquirable through the exercise of options.

(7) Vladimir Ristanovic holds all shares through Nikolimax Investments SL, a Spanish private limited company of which Mr. Ristanovic is a beneficial owner.

(8) Reflects current ownership. Certain shares are being sold in the offering or are subject to forfeiture and certain options will be exercised and shares of Preferred Stock converted to Common Stock, see "Plan of Distribution and Selling Security Holders" for additional details.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company leases approximately 2,100 square feet of shed space at 36706 West 39th Street South, Cheney, Kansas from Connie Brauer Trust, for which Connie Brauer serves as trustee. Connie Brauer is the mother of Clint Brauer, the Company’s co-founder and Chief Innovation Officer. The Company uses the premises for field trials and light manufacturing operations. The initial lease payment was $1,000 per month, and only included a portion of the shed; it was subsequently amended to $1,250 per month when the lease was expanded to 2,100 feet. As of January 1st, 2026, the monthly lease payment has been reduced to $800 under terms agreed with the lessor; the formal amendment extending the lease term through December 31, 2026 is pending execution.

The Company entered into two unsecured promissory notes each for $50,000 with our CEO, Nandan Kalle, dated January 12, 2025 and January 28, 2025, each bearing no stated interest, with a default rate of 9% per annum in the event of non-payment by the due date. The January 28, 2025 note was not repaid by its due date and default interest accrued until repayment. As of April 30, 2026, both notes have been repaid in full.

During 2025, the Company entered into a series of short-term loans with Nikolimax S.L., an investment entity affiliated with one of our directors, Vladimir Ristanovic. On January 31, 2025, the Company issued a promissory note for $100,000, bearing no stated interest, with a default rate of 9% per annum in the event of non-payment by the February 17, 2025 due date, secured by offering proceeds held at DealMaker Securities. The note was repaid in February 2025, and the lender waived the modest default interest that accrued due to international wire transfer delays. On April 24, 2025, the Company issued a promissory note for $50,000 on substantially the same terms, due June 30, 2025. On June 25, 2025, this note was converted into a new loan of $50,000 bearing simple interest at 40% per annum, repayable in a single payment 120 days after execution, ranking senior to the Company's other indebtedness, with additional default interest of 13% per annum on late payments. On August 12, 2025, the Company issued a further promissory note for $50,000, bearing no stated interest, with a default rate of 9% per annum, due September 1, 2025. As of December 31, 2025, all amounts owed to Nikolimax S.L. had been repaid in full.

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SECURITIES BEING OFFERED

General

Prior to the qualification of this Offering Statement, the company will file and amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”), the Amendment is filed as an Exhibit to the Offering Statement of which this Offering Circular is a part. The following description summarizes important terms of the Company’s capital stock. We refer you to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), its Investors’ Rights Agreement, as amended (the “Investors’ Rights Agreement”), its Voting Agreement, as amended (the “Voting Agreement”), its Right of First Refusal and Co-Sale Agreement (the “ROFR”), as amended, and its Bylaws, its copies of which are filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to the Certificate of Incorporation and the Bylaws, along with applicable provisions of Delaware Corporation Law.

The Company is offering Common Stock in this offering. Investors in Common Stock in this offering will be required to sign an irrevocable proxy, which will restrict their ability to vote. The proxy will remain in effect until the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. Investors in our offering of Series Seed-4 Preferred Stock under Regulation CF were also required to grant a proxy on the same terms.

The authorized capital stock of the Company consists of 59,170,918, consisting of the following*:

•	43,086,193 shares of Common Stock
•	4,194,200 shares of Series First Preferred Stock
•	5,033,676 shares of Series Seed Preferred Stock
•	925,443 shares of Series Seed-1 Preferred Stock
•	428,366 shares of Series Seed-2 Preferred Stock
•	1,836,110 shares of Series Seed-3 Preferred Stock
•	3,666,930 shares of Series Seed-4 Preferred Stock

*reflects the Amendment.

The Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock and Series Seed-4 Preferred Stock are collective referred to as “Series Seed Preferred” and references to “Preferred Stock” refer to the Series Seed Preferred with the Series First Preferred.

As of August 7, 2026, the Company had the following outstanding shares as of the date of this Offering Circular:

•	12,314,944 shares of Common Stock*
•	4,194,200 shares of Series First Preferred Stock
•	3,005,471 shares of Series Seed Preferred Stock
•	925,443 shares of Series Seed-1 Preferred Stock
•	428,366 shares of Series Seed-2 Preferred Stock
•	887,566 shares of Series Seed-3 Preferred Stock
•	2,591,495 shares of Series Seed-4 Preferred Stock

*Does not include the options that will be exercised and Preferred Stock that will be converted in Common Stock by the selling stockholders prior to qualification, see “Plan of Distribution and Selling Securityholders”.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The holders of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors. The remaining directors will be elected by the holders of Preferred Stock. See, “Preferred Stock – Voting” below.

The investors in Common Stock in this offering will be required to grant a proxy to the Company’s Chief Executive Officer, described in greater detail below under “Proxy.”

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Dividend Rights

Subject to preferences that may be applicable to any then outstanding Series of Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Preferred Stock; however if the amount that the holders of a Series of Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to a Series of Preferred Stock, the holders of each such Series of Preferred Stock and Common Stock will receive that amount. See below, “Preferred Stock – Right to Receive Liquidation Distributions.”

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

The rights, preferences and privileges of the holders of the Company’s Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any additional classes of stock that we may designate in the future.

Transfer Restrictions

The Common Stock is subject to transfer restrictions, see “Provisions of Note in Our Amended Bylaws” below.

Proxy

Each investor in our Common Stock in this offering will be required, pursuant to the terms of the subscription agreement, to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the Company’s Chief Executive Officer. That will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the Company’s IPO or acquisition by another entity, which may never happen. In appointing the Company’s Chief Executive Officer as its true and lawful proxy, each investor also gives the Chief Executive Officer the power to (i) give and receive notices and communications, (ii) execute any instrument or document that the Chief Executive Officer determines is necessary or appropriate in the exercise of its authority under this instrument, and (iii) take all actions necessary or appropriate in the judgment of the Chief Executive Officer for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual stockholder and will survive the merger or reorganization of an entity stockholder. The proxy will terminate upon the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Preferred Stock

Dividends

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

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Voting

Holders of the Preferred Stock are entitled to elect one director (the “Preferred Director”) to the Company’s board of directors voting exclusively and as a separate class on an as-converted basis. The holders of the Company’s Common Stock are entitled to elect two directors (each a “Common Director”) to the Company’s board of directors voting exclusively and as a separate class. The remaining director(s), if any, will be elected by holders of Common Stock and Preferred Stock voting together as a single class.

Holders of our Series Seed-4 Preferred Stock have granted a proxy to the Chief Executive Officers for their voting rights, see “Proxy” below.

Protective Provisions

At any time when at least 2,302,421 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) remain outstanding, the Company must obtain the approval or consent of a majority of the holders of our Preferred Stock (on an as-converted basis) before it can take certain actions, including the following:

•	liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event;
•	amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;
•	create, or authorize the creation of, or issue shares of, or reclassify, or increase the number of shares of any capital stock unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the authorized number of shares of Preferred Stock;
•	without the approval of the Board of Directors, including the approval of the Preferred Director, sell, issue, sponsor, create or distribute, or cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute, any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;
•	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;
•	create, adopt, amend terminate or repeal any equity (or equity linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan;
•	create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Company of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course unless such debt security has received the prior approval of the Board of Directors, including the approval of the Preferred Director; and
•	create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

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Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined in the Certificate of Incorporation but general the merger of the Company or the sale of substantially all of its assets), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the available proceeds (as defined below), as applicable, before any payment shall be made to the holders of any other class or series of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable Original Issue Price, plus any declared but unpaid dividends thereon or (ii) such amount per share as would have been payable had all shares of the applicable series of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The “Original Issue Price” shall mean, with respect to the Series First Preferred Stock, $0.80 per share, with respect to the Series Seed Preferred Stock, $1.2426 per share, with respect to the Series Seed-1 Preferred Stock, $0.9725 per share, with respect to the Series Seed-2 Preferred Stock, $1.0562 per share, with respect to the Series Seed-3 Preferred Stock, $1.44 per share, and with respect to the Series Seed-4 Preferred Stock, $1.59 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect of the Preferred Stock.”

Conversion

Holders of the Preferred Stock may convert their shares to Common Stock at the option of the holder and without payment of additional consideration. The Preferred Stock will automatically convert upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or (b) the date and time, or the occurrence of an event specified by the vote or written consent of the Requisite Holder. “Requisite Holders” are holders of a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

Conversion shall be into shares of Common Stock as determined by dividing the Original Issue Price by the applicable Conversion Price in effect at the time of conversion.  The “Conversion Price” shall initially be the applicable Original Issue Price for that Series. The Conversion Price is adjusted as described below in “—Anti-Dilution Protections”

Anti-Dilution Protections

Holders of shares of our Preferred Stock are entitled to weighted average anti-dilution protections and certain issuances are not taken into consideration when adjusting the applicable conversion price including securities:

●	issued as a dividend or distribution on Preferred Stock;
●	issued by reason of a dividend, stock split, split-up or certain other distribution on shares of Common Stock;
●	issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the Preferred Director;
●	issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of convertible securities, pursuant to the applicable terms of the prior security;
●	issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the Preferred Director;

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●	issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including the Preferred Director;
●	issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board, including the Preferred Director;
●	Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including the Preferred Director; and
●	Convertible securities (or shares of Common Stock actually issued upon the conversion or exchange of the Convertible Securities) issued for capital raising purposes following February 21, 2022in an amount not to exceed $5,000,000, provided such issuances were approved by the Board, including the Preferred Director.

Redemption

The Preferred Stock is not redeemable except as set forth in Section 2.3.2 of our Certificate of Incorporation regarding redemption upon a Deemed Liquidation Event (defined above in “Liquidation”) and the failure of the Company to effect a dissolution within a certain period time and sending the requisite notice.

Transfer Restrictions

The Preferred Stock is subject to transfer restrictions, see “Provisions of Note in Our Amended Bylaws” below.

Proxy

Holders of our Series Seed-4 Preferred Stock in our Regulation CF offering have granted an irrevocable proxy, giving the right to vote their shares of Series Seed-4 Preferred Stock to the Company’s Chief Executive Officer. This limits such investors’ ability to vote those shares until the events specified in the proxy, which include the Company’s IPO or acquisition by another entity, which may never happen. In appointing the Company’s Chief Executive Officer as its true and lawful proxy, each investor also gave the Chief Executive Officer the power to (i) give and receive notices and communications, (ii) execute any instrument or document that the Chief Executive Officer determines is necessary or appropriate in the exercise of its authority under this instrument, and (iii) take all actions necessary or appropriate in the judgment of the Chief Executive Officer for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual stockholder and will survive the merger or reorganization of an entity stockholder. The proxy will terminate upon the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

Provisions of Note in our Subscription Agreement

In addition to the Proxy described above, the subscription agreements contains the following provisions.

Forum Selection Provision

Investors in this offering by signing the subscription agreement agree to submit to the jurisdiction of the state courts of the State of Kansas and to the federal courts located in the District of Delaware for the purpose bringing any suit, action or other proceeding arising out of or based on the subscription agreement, and agree not to proceed in any other jurisdiction. They also agree to waive any claim that they are not subject personally to the jurisdiction of the courts identified above.

Waiver of Jury Trial

The subscription agreement includes a provision under which the parties waive their right to a jury trial.

Other Provisions of Note in Our Amended and Restated Certificate of Incorporation

Forum Selection

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee of the Company; (iii) any action asserting a claim against the Company, its directors, its officers or employees arising under the Delaware General Corporation Law or our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to such lawsuits if the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery) or claims for which the Court of Chancery does not have subject matter jurisdiction.

Provisions of Note in Our Amended Bylaws

Restrictions on Transfer

Section 37 of our Bylaws requires holders of the Company’s stock to obtain the Company’s consent prior to selling, transferring or otherwise disposing or encumbering their shares.

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Right of First Refusal

Section 38 of our Bylaws grants the Company the right of first refusal if any stockholder of any class of securities seeks to transfer its capital stock unless the proposed transaction relates to estate planning or a bona fide pledge or mortgage of shares with a commercial lending institution.

Provisions of Note in the Company’s Voting Agreement

The Company, the holders of Preferred Stock and Key Holders are parties to the Voting Agreement. The “Key Holders” are Clint Brauer, Carl Sutter, Jay Samit, The Kalle Trust Dated November 23, 2001, and Steven Gentner.

In addition to the voting rights as described above in connection with the Company’s Certificate of Incorporation, the Voting Agreement contains the following provisions:

Directors

The number of directors shall be set at three.

Under the Voting Agreement, various parties are entitled to designate directors, those designations are as follows:

•	Preferred Director: one person designated by Nikolimax Investment SL, Presidio Union (Delaware) LLC and Narwhal Ventures LLC (each a “Named Investor”), so long as such stockholders and their affiliates own at least 741,206 shares of Common Stock (including shares issued or issuable from Preferred Stock), subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like.
•	Common Directors: two individuals designated by holders of Common Stock outstanding and held by the Key Holders.

Increase Authorized Common Stock

Key Holders and Preferred Stockholders agree to vote, or cause to be voted, all of their shares to increase the number of authorized shares of Common Stock to ensure there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

Drag-along Rights

In the event (i) the holders of a majority of the outstanding shares of Common Stock then issued or issuable from Preferred Stock voting together as a single class (the “Selling Investors”), (ii) the Board, and (iii) holders of a majority of the outstanding shares of Common Stock held by the Key Holders (excluding shares of Common Stock issued or issuable upon conversion of the Preferred Stock) (the “Electing Holders”) approve a sale of the Company, then the parties to the Voting Agreement and the Company agree:

•	To vote all shares in favor of the sale of the Company, and to vote in opposition to any and all other proposals;
•	If the proposed transaction is a sale of stock, then agree to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors;
•	To refrain from exercising any dissenters’ rights or rights of appraisal under applicable law, or asserting any claim challenging the sale or alleging breach of fiduciary duty of the Selling Investors.
•	In the event the consideration to be paid in exchange for the shares includes any securities such that registration or qualification of the securities or a person as a broker or dealer or agent, then the Company may cause to be paid to any such Stockholder an amount in cash equal to the fair value (as determined in good faith by the board) of such securities.
•	In the event the Selling Investors appoint a stockholder representative, the Stockholders agree to consent to the appointment of the stockholder representative, the establishment of escrow, expense or similar fund as needed, and the payment of the pro rata portion of such Stockholders’ reasonable fees and expenses in connection with the sale of the Company, and not to assert any claim or suit against the stockholder representative absent fraud, bad faith, gross negligence or willful misconduct.

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•	A sale of the Company means a transaction or series of related transactions in which more than 50% of the Company’s outstanding voting power is acquired or a transaction that qualifies as a Deemed Liquidation Event

Investors who purchase shares of Common Stock in this offering will be subject to the drag-along provisions described above pursuant to the Company’s Voting Agreement.

Voting Proxy to the Company’s CEO

Under the Voting Agreement, stockholders who are party to that agreement grant a proxy to the Company’s CEO (and certain others in the event of a sale of the Company) giving each the ability to vote the stockholder’s shares on matters, including but not limited to votes to elect directors as provided in the agreement, increase authorized shares of Common Stock such that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time, and votes regarding the sale of the Company, but only if the stockholder (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of the Agreement.

Consent to Amend Voting Agreement and Composition of Board of Directors

Only the holders of the Series First Preferred Stock can amend the Voting Agreement with respect to provisions governing their ability to elect the Preferred Directors. Similarly, only Key Holders of the Company’s Common Stock, as defined above, can amend the provisions regarding their ability to elect the Common Directors.

Forum Selection Provision

Parties to the Voting Agreement, agree to submit to the jurisdiction of the state courts of the State of Kansas and to the federal courts located in the District of Delaware for the purpose bringing any suit, action or other proceeding arising out of or based on the Voting Agreement, and agree not to proceed in any other jurisdiction. They also agree to waive any claim that they are not subject personally to the jurisdiction of the courts identified above.

Waiver of Jury Trial

The Voting Agreement includes a provision under which parties to this Agreement waive their right to a jury trial.

Investors’ Rights Agreement

The Company and holders of the Preferred Stock (the “Investors”) are subject to our Investors’ Rights Agreement. Under the terms of this agreement:

Demand Registration Rights

At any time after the earlier of (i) May 26, 2032 or (ii) 180 days after the effective date of our initial public offering, holders of at least a 40% of the Registrable Securities then outstanding (or lesser if the anticipated aggregate offering price, net of selling expenses would exceed $10 million), then such holders may request that we file a registration statement under the Securities Act covering the offer and resale of their registrable securities. We are generally obligated to use commercially reasonable efforts to effect such registration, subject to customary exceptions, including underwriter cutbacks and certain deferral rights for up to 90 days if the Board determines in good faith that such registration would be materially detrimental to the Company. “Registrable Securities” generally includes Common Stock issued or issuable from the conversion of Preferred Stock as well as Common Stock issued or issuable from convertible or other securities held by the Investors.

When the Company becomes eligible to use Form S-3, holders of at least 20% Registrable Securities may request that the Company file a registration statement on Form S-3 for the resale of their shares, provided anticipated aggregate offering price, net of selling expenses would exceed $4 million.

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Information and Inspection Rights

A “Major Investor” is a Named Investor that hold collectively with its affiliates holders at least 500,000 shares of the outstanding capital stock of the Company, with shares of Preferred Stock calculated on an as converted to Common Stock basis, subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like. Such Major Investors will receive information from the Company under this agreement including: (i) financial statements, including balance sheet, income statement, a statement of stockholders’ equity and cash flow statement within 120 days of the Company’s fiscal year end and (ii) unaudited statements of income and cash flows for the first three fiscal quarter of each fiscal year, delivered within 45 days after the end of each quarter.

Such Major Investors are also entitled to inspection rights.

Right to Future Stock Issuances

If the Company proposes to offer or sell any new equity securities, or securities convertible into equity securities, Major Investors shall be entitled to purchase at the same price and terms as applicable to the proposed offering, up to that portion of such equity securities that equals the portion of the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise of all Preferred Stock and any other derivative securities then outstanding).

If less than all equity securities that would be available for sale to Major Investors are subscribed after 20 days, the remaining equity securities then become available for purchase by the Major Investors who chose to exercise this right.

Forum Selection and Jury Waiver Provisions

Parties to the Investors’ Rights Agreement, agree to submit to the jurisdiction of the state courts of the State of Delaware and to the federal courts located in the District of Delaware for the purpose bringing any suit, action or other proceeding arising out of or based on the Investors’ Rights Agreement, and agree not to proceed in any other jurisdiction. They also agree to waive any claim that they are not subject personally to the jurisdiction of the courts identified above. The agreement includes a provision under which parties to this Agreement waive their right to a jury trial.

Right of First Refusal and Co-Sale Agreement

The Key Holders grant to the Company a right of first refusal in the event such Key Holder proposes to transfer shares of the Company’s capital stock at the same price and on the same terms as the proposed transfer. The Key Holders grant a secondary right of refusal to certain holders of Preferred Stock, which are investors who are parties to the ROFR and along with their affiliates who collectively hold at least 500,000 share of the Company’s capital stock (including adjustments for stock combinations, stock splits, stock splits, stock dividends, recapitalizations and other similar transactions).

If any capital stock proposed to be transferred by a Key Holder is not purchased pursuant to the Company’s right of first refusal or Preferred Stockholders’ secondary right of refusal, and is then sold, each respective Preferred Stockholder may elect to exercise its right of co-sale and participate on a pro rata basis in such sale.

Each Key Holder agrees to a lock-up provisions as well with respect to an IPO.

Forum Selection and Jury Waiver Provisions

Parties to the ROFR, agree to submit to the jurisdiction of the state courts of the State of Delaware and to the federal courts located in the District of Delaware for the purpose bringing any suit, action or other proceeding arising out of or based on the ROFR, and agree not to proceed in any other jurisdiction. They also agree to waive any claim that they are not subject personally to the jurisdiction of the courts identified above. The agreement includes a provision under which parties to this Agreement waive their right to a jury trial.

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Equity Incentive Plan

The 2021 Equity Incentive Plan (the “2021 Plan”) provides for the grant of awards to eligible employees, directors, consultants, independent contractors, and advisors in the form of Stock Options, Restricted Stock, Restricted Stock Units and other stock-based awards (each, an “award” and collectively, “awards”). The number of shares authorized for issuance under the 2021 Plan is 6,000,000 shares of Common Stock.

As of the date of this Offering Circular, awards for 4,256,381 shares of Common Stock have been granted and are currently outstanding. The 2021 Plan is filed as Exhibit 6.2 to this Offering Statement of which this Offering Circular forms a part.

Convertible Securities

Warrants

Series Seed Preferred Stock Warrants

The Company has three warrants outstanding to purchase 1,029,000 shares of Series Seed Preferred Stock with an exercise price of $0.01 per share with an expiration date of July 15, 2034.

2023A Convertible Notes

The Company has entered into several convertible note agreements for the purposes of funding operations. The notes are convertible into shares of the Company’s common stock at a 20% discount during a change of control or qualified financing event. The qualified financings include financings with total proceeds not less than $5,000,000 and excludes financings under Regulation A and Regulation CF. The interest on the notes is 9%. The amount outstanding on the notes totals $5,287,000 as of December 31, 2025. The amounts on the notes are repaid at the demand of the holder after maturity, which is currently set at December 31, 2027. There were three versions of the notes issued, and the notes were subsequently amended. A form of each version has been filed as Exhibits 3.5, 3.6, and 3.7, and a form of the seven amendments has been filed as Exhibit 3.8 to this Offering Statement, of which this Offering Circular forms a part. In addition, one investor entered into a side letter agreement, which remains in effect, a form of which has been filed as Exhibit 3.9 to this Offering Statement.

2026A Convertible Note

In May 2026, the Company entered into a Series 2026A convertible note agreement for the purposes of funding operations totaling $100,000, part of an authorized series of up to $2,000,000. The interest on the note is 9%. The note matures on December 31, 2027, and the Company intends to convert the note upon a qualified financing event. The note is convertible at the lower of a 20% discount to the price paid by investors in a qualified financing or a price based on a $40,000,000 valuation cap. In a change of control prior to conversion, the note is repayable in cash with a premium. The qualified financings include financings with total proceeds not less than $5,000,000 and excludes financings under Regulation A and Regulation CF.

Common Stock Warrants

In connection with the Asset Purchase Agreement between the Company and Delta Juliet Leaseco, LLC dated December 3, 2025, the Company issued one warrant outstanding to purchase 100,000 shares of Common Stock with an exercise price of $0.01 per share with an expiration date of December 3, 2035.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, the Company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

The Company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the Company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company in the future, the Company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its shareholders could receive less information than they might expect to receive from more mature public companies.

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Greenfield Robotics Corporation

(the “Company”) a Delaware Corporation

Financial Statements (Audited) and

Independent Auditor’s Report

Years ended December 31, 2025 and 2024

Greenfield Robotics Corporation

(the “Company”) a Delaware Corporation

Financial Statements as Restated (Audited) and

Independent Auditor’s Report

Years ended December 31, 2025 and 2024

To the Board of Directors

Greenfield Robotics Corporation

Opinion

We have audited the financial statements of Greenfield Robotics Corporation (the "Company"), which comprise the statements of financial position as of December 31, 2025 and 2024, and the related statement of operations, statement of cash flows and statement of changes in stockholders’ equity (deficit) for the years then ended and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company's Ability to Continue as Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations and has net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding those matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued

Emphasis of Matter – Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of and for the years ended December 31, 2025 and 2024 have been restated to correct the accounting for stock-based compensation in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, and to correct the classification of certain depreciation expense. Our opinion is not modified with respect to these matters.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting

Auditor's Responsibilities for the Audit of the Financial Statements (Continued)

from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

On behalf of Mongio and Associates CPAs, LLC

Vince Mongio, CPA, EA, CIA, CFE, MACC

Miami, FL

August 8, 2026

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF FINANCIAL POSITION (AUDITED) (AS RESTATED)

	As of December 31,
	2025	2024
Assets
Current Assets:
Cash and Cash Equivalents	$759,655	$55,416
Restricted Cash	32,326	3,115
Accounts Receivable	2,500	4,572
Inventory	65,953	59,549
Prepaid Expenses	525,745	48,291
Deferred Offering Costs	1,120,182	316,934
Other Receivables	131,685	19,706
Total Current Assets	2,638,046	507,583

Other Assets:
Fixed Assets, Net	321,698	693,641
Right-of-use Assets	10,150	40,462
Trademarks and Patents	12,958	14,501
Total Other Assets	344,806	748,604
Total Assets	$2,982,852	$1,256,187

Liabilities and Stockholders' Deficit Liabilities
Current Liabilities:
Accounts Payable	$117,639	$226,701
Accrued Expenses	34,335	40,831
Notes Payable	117,853	30,837
Notes Payable - Related Parties	68,447	-
Advances for Advertising and Marketing	139,004	-
Equipment Financing Liability - Short-Term	122,325	-
Accrued Interest	1,045,037	549,096
Operating Lease Liabilities	-	14,602
Financing Lease Liabilities	10,710	17,509
Shares Payable	2,254,867	215,735
Deferred Revenue	738,569	16,442
Total Current Liabilities	4,648,786	1,111,753
Non-Current Liabilities
Equipment Financing Liability - Long-Term	547,663	-
Notes Payable - Long-Term	-	8,917
Convertible Notes - Long Term	5,287,000	5,137,000
Financing Lease Liabilities	-	9,815
Total Non-Current Liabilities	5,834,663	5,155,732
Total Liabilities	10,483,449	6,267,485

Commitments and Contingencies (Note 4)

Stockholders' Equity (Deficit)
Series First Preferred Stock, $0.00001 Par Value - 4,194,200 Shares Authorized and 4,194,200 Shares Issued and Outstanding as of December 31, 2025 and 2024	42	42

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF FINANCIAL POSITION (AUDITED) (AS RESTATED)

	As of December 31,
	2025	2024
Series Seed Preferred Stock, $0.00001 Par Value - 5,033,676 Shares Authorized and 3,005,471 Shares Issued and Outstanding as of December 31, 2025 and 2024	30	30
Series Seed-1 Preferred Stock, $0.00001 Par Value - 925,443 Shares Authorized and 925,443 Shares Issued and Outstanding as of December 31, 2025 and 2024	9	9
Series Seed-2 Preferred Stock, $0.00001 Par Value - 428,366 Shares Authorized and 428,366 Shares Issued and Outstanding as of December 31, 2025 and 2024	4	4
Series Seed-3 Preferred Stock, $0.00001 Par Value - 1,836,110 Shares Authorized and 887,566 and 0 Shares Issued and Outstanding as of December 31, 2025 and 2024, Respectively	9	-
Series Seed-4 Preferred Stock, $0.00001 Par Value - 3,666,930 and 0 Shares Authorized and No Shares Issued and Outstanding as of December 31, 2025 and 2024, Respectively	-	-
Common Stock, $0.00001 Par Value - 31,575,040 and 27,908,110 Shares Authorized and 12,314,944 Shares Issued and Outstanding as of December 31, 2025 and 2024, Respectively	123	123
Additional Paid in Capital	9,244,259	8,790,527
Accumulated Deficit	(16,745,073)	(13,802,033)
Total Stockholders' Equity (Deficit)	(7,500,597)	(5,011,298)
Total Liabilities and Stockholders' Equity (Deficit)	$2,982,852	$1,256,187

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF OPERATIONS (AUDITED) (AS RESTATED)

	Year Ended December 31,
	2025	2024
Revenues:
Revenue	$189,467	$195,957
Total Revenues	$189,467	$195,957

Cost of Revenue:
Cost of Revenue	$191,090	$183,144
Total Cost of Revenue	$191,090	$183,144
Gross Profit	$(1,623)	$12,813

Operating Expenses:
Advertising and Marketing	$77,864	$179,909
General and Administrative	1,482,649	1,427,669
Research and Development	416,416	568,203
Rent and Lease	14,333	25,516
Depreciation	406,805	449,667
Total Operating Expenses	$2,398,067	$2,650,964

Other (Income) Expense:
Interest Expense	$559,131	$427,085
Interest Income	(2,066)	(816)
Other Income	(18,220)	(613)
Other Expenses	4,505	21,145
Total Other Expense	$543,350	$446,801
Loss from Continuing Operations Before Income Taxes	$(2,943,040)	$(3,084,952)
Provision for Income Tax Expense/(Benefit)	-	-
Net (Loss)	$(2,943,040)	$(3,084,952)

Net Loss per Common Share - Basic and Diluted	$(0.24)	$(0.25)
Weighted Average Shares Outstanding - Basic	12,314,944	12,314,893

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF CASH FLOWS (AUDITED) (AS RESTATED)

	Year Ended December 31,
	2025	2024
OPERATING ACTIVITIES
Net Income (Loss)	$(2,943,040)	$(3,084,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	396,927	449,667
Cost of Revenue - Depreciation	9,878	-
Stock Based Compensation	49,552	38,406
Amortization of finance lease ROU asset	16,377	-
Amortization	1,543	-
Changes in operating assets and liabilities:
Deferred Offering Costs	(803,248)	(316,934)
Accounts Receivable	2,072	29,029
Inventory	(6,404)	(3,685)
Prepaid Expenses	(477,454)	29,770
Other Receivables	(111,979)	(19,706)
Accounts Payable	(109,062)	143,976
Operating Lease	(667)	(667)
Deferred Revenue	722,127	(225)
Accrued Expenses	489,445	392,693
Advances for Advertising and Marketing	139,004	-
Net Cash provided by (used in) Operating Activities	$(2,624,929)	$(2,342,628)

INVESTING ACTIVITIES
Fixed Assets	(34,862)	(228,371)
Trademarks and Patents	-	(10,372)
Net Cash provided by (used by) Investing Activities	$(34,862)	$(238,743)

FINANCING ACTIVITIES
Finance Lease Activity	(16,614)	555
Proceeds from Equipment Financing Liability	669,988	-
Proceeds from Notes Payable	651,402	39,754
Proceeds from Notes Payable - Related Party	180,000	-
Repayment of Notes Payable	(573,303)	-
Repayment of Notes Payable - Related Party	(111,553)	-
Proceeds from Convertible Notes	150,000	1,575,000
Debt Issuance Costs	-	23,833
Proceeds from Issuance of Preferred Stock	404,189	-
Proceeds from the Exercise of Common Stock Options	-	60
Proceeds from Subscription Receipts on Preferred Stock - Shares Payable	2,039,132	215,735
Net Cash provided by (used in) Financing Activities	$3,393,241	$1,854,937

Cash at the beginning of period	$58,531	$784,965
Net Cash increase (decrease) for period	733,450	(726,434)
Cash at end of period	$791,981	$58,531

Cash Paid for Interest	$896	$-
Cash Paid for Income Taxes	$-	$-

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024 (AS RESTATED)

	Series First Preferred Stock		Series Seed Preferred Stock		Series Seed-1 Preferred Stock		Series Seed-2 Preferred Stock		Series Seed-3 Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance on January 1, 2024	4,194,200	$42	3,005,471	$30	925,443	$9	428,366	$4	-	$-
Exercise of Stock Option	-	-	-	-	-	-	-	-	-	-
Stock-Based Compensation	-	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	-	-	-
Balance on December 31, 2024	4,194,200	$42	3,005,471	$30	925,443	$9	428,366	$4	-	$-
Issuance of Preferred Stock	-	-	-	-	-	-	-	-	887,566	9
Stock-Based Compensation	-	-	-	-	-	-	-	-	-	-
Issuance of Warrants	-	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	-	-	-
Balance on December 31, 2025	4,194,200	$42	3,005,471	$30	925,443	$9	428,366	$4	887,566	$9

GREENFIELD ROBOTICS CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (AUDITED) (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024 (AS RESTATED)

	Series Seed-4 Preferred Stock		Common Stock		Additional Paid-in		Total
	Shares	Amount	Shares	Amount	Capital, Net of Offering Costs	Accumulated Deficit	Stockholders' Deficit
Balance on January 1, 2024	-	$-	12,314,444	$123	$8,752,059	$(10,717,081)	$(1,964,814)
Exercise of Stock Option	-	-	500	-	62	-	62
Stock-Based Compensation	-	-	-	-	38,406	-	38,406
Net Loss	-	-	-	-	-	(3,084,952)	(3,084,952)
Balance on December 31, 2024	-	$-	12,314,944	$123	$8,790,527	$(13,802,033)	$(5,011,298)
Issuance of Preferred Stock	-	-	-	-	384,668	-	384,677
Stock-Based Compensation	-	-	-	-	49,552	-	49,552
Issuance of Warrants	-	-	-	-	19,512	-	19,512
Net Loss	-	-	-	-	-	(2,943,040)	(2,943,040)
Balance on December 31, 2025	-	$-	12,314,944	$123	$9,244,259	$(16,745,073)	$(7,500,597)

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 1 – ORGANIZATION AND NATURE OF ACTIVITIES

Greenfield Robotics Corporation (“the Company”) was formed in Delaware on December 29th, 2017, and is a cutting-edge robotics company that specializes in the development and deployment of autonomous agricultural robots, to replace chemicals for health and regenerative farming. The Company aims to revolutionize the farming industry by leveraging advanced robotics technology to increase efficiency, productivity, and sustainability in agriculture. The Company's headquarters is in Cheney, Kansas.

The Company concluded its Regulation Crowdfunding offering during 2026 and intends to conduct a Regulation A offering during 2026 to raise additional operating capital.

The accompanying comparative financial statements include certain amounts that have been restated as described in Note 2.

NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Restatement of Previously Issued Financials

During the preparation of the Company's financial statements for the year ended December 31, 2025, management identified an error in the accounting for stock-based compensation associated with employee stock option awards issued under the Company's equity incentive plan.

The Company previously measured employee stock option awards using an intrinsic value approach. Upon further evaluation of the guidance in ASC 718, Compensation—Stock Compensation, management determined that employee stock options are required to be measured at their grant-date fair value using an appropriate option-pricing model, with compensation cost recognized over the requisite service period.

The Company also identified a classification error affecting the year ended December 31, 2025, under which $8,041 of expense previously presented as depreciation expense should have been presented as general and administrative expense. The reclassification had no effect on total operating expenses, net loss, total assets, total liabilities, stockholders’ deficit, or cash flows.

Accordingly, the Company has restated its previously issued financial statements as of and for the years ended December 31, 2025 and 2024 to correct these errors. The corrections resulted in additional stock-based compensation expense, with corresponding increases to additional paid-in capital and accumulated deficit.

The correction had no effect on the Company's total assets, total liabilities, total cash flows, financing activities, or investing activities. The only effect on the Statement of Cash Flows was an increase in the non-cash adjustment for stock-based compensation included in the reconciliation of net loss to net cash used in operating activities.

The effects of the correction on the previously issued financial statements are summarized below.

Statement of Operations

Year Ended December 31, 2025	As Previously Reported	Adjustment	As Restated
General and administrative expense	$1,425,056	$57,593	$1,482,649
Depreciation expense	$414,846	$(8,041)	$406,805
Loss before income taxes	$(2,893,488)	$(49,552)	$(2,943,040)
Net loss	$(2,893,488)	$(49,552)	$(2,943,040)

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (CONTINUED)

Restatement of Previously Issued Financials (Continued)

Statement of Operations

Year Ended December 31, 2024	As Previously Reported	Adjustment	As Restated
General and administrative expense	$1,389,263	$38,406	$1,427,669
Total operating expenses	$2,612,558	$38,406	$2,650,964
Loss before income taxes	$(3,046,546)	$(38,406)	$(3,084,952)
Net loss	$(3,046,546)	$(38,406)	$(3,084,952)

Net Loss per Share

Years Ended	Previously Reported	Adjustment	As Restated
2025 basic and diluted net loss per share	$(0.23)	$(0.01)	$(0.24)
2024 basic and diluted net loss per share	$(0.25)	$-	$(0.25)

Statement of Financial Position

December 31, 2025	As Previously Reported	Adjustment	As Restated
Additional paid-in capital	$9,122,736	$121,523	$9,244,259
Accumulated deficit	$(16,623,550)	$(121,523)	$(16,745,073)
Total stockholders' deficit	$(7,500,597)	$-	$(7,500,597)

Statement of Financial Position

December 31, 2024	As Previously Reported	Adjustment	As Restated
Additional paid-in capital	$8,718,556	$71,971	$8,790,527
Accumulated deficit	$(13,730,062)	$(71,971)	$(13,802,033)
Total stockholders' equity (deficit)	$(5,011,298)	$-	$(5,011,298)

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (CONTINUED)

Restatement of Previously Issued Financials (Continued)

Statement of Cash Flows

Year Ended December 31, 2025	As Previously Reported	Adjustment	As Restated
Net loss	$(2,893,488)	$(49,552)	$(2,943,040)
Stock-based compensation	$-	$49,552	$49,552
Net cash used in operating activities	$(2,624,929)	$-	$(2,624,929)

Statement of Cash Flows

Year Ended December 31, 2024	As Previously Reported	Adjustment	As Restated
Net loss	$(3,046,546)	$(38,406)	$(3,084,952)
Stock-based compensation	$-	$38,406	$38,406
Net cash used in operating activities	$(2,342,628)	$-	$(2,342,628)

Cumulative-Effect

January 1, 2024	As Previously Reported	Adjustment	As Restated
Additional paid-in capital	$8,718,494	$33,565	$8,752,059
Accumulated deficit	$(10,683,516)	$(33,565)	$(10,717,081)
Total stockholders’ deficit	$(1,964,814)	$-	$(1,964,814)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s fiscal year ends on December 31. The Company has no interest in variable interest entities and no predecessor entities.

The accompanying financial statements as of and for the years ended December 31, 2025 and 2024 have been restated to correct errors in the accounting for stock-based compensation and the classification of certain depreciation expense. See Note 2 – Restatement of Previously Issued Financial Statements for additional information.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2025 and 2024, the Company was exposed to risks due to having a cash balance in two accounts which exceeded the coverage limit by $3,555 and $6,069, respectively. The Company has not experienced any losses in such accounts.

Concentration of Vendor Risk

The Company has a concentration of credit risk with a single third-party manufacturer. As of December 31, 2025, approximately $453,266 of the total $525,745 prepaid robot manufacturing costs were paid to one vendor. The recoverability of these amounts is dependent on the vendor’s ability to fulfill its contractual obligations.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

The Company generates revenue from the following sources:

Bot Service Revenue: The Company enters into service arrangements that provide customers with access to and operational support for its autonomous agricultural robots. Customers typically pay an upfront fee at contract execution and ongoing monthly fees over the contract term. The Company’s primary performance obligation is to provide continuous access to and support of the robots over the service period. Revenue is recognized ratably over the contract term as the performance obligation is satisfied.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Revenue Recognition (Continued)

Robot Sales: The Company sells robots to customers under purchase agreements. The primary performance obligation is the delivery of a fully functional robot to the customer. Customers typically provide deposits upon contract signing, with the remaining balance due upon delivery. Revenue is recognized at a point in time upon delivery and customer acceptance of the robot, when control transfers to the customer. No revenue from robot sales was recognized during the year ended December 31, 2025, as customer deposits are recorded as deferred revenue until delivery and customer acceptance, at which point control transfers.

Marketing Revenue: The Company also generates revenue-based co-marketing arrangements. For these arrangements revenue is recognized over the collaboration period. The Company’s primary performance obligation is to ensure to satisfy all requirements as agreed upon with their co-marketers.

Consulting revenue was earned in prior periods but was not earned in 2025.

Year	Bot Service Revenue*	Marketing Revenue	Consulting Revenue	Totals
2025	$82,676	$106,791	$-	$189,467
2024	$38,887	$100,000	$57,070	$195,957

* Bot Service Revenue presented for the year ended December 31, 2025 reflects net amounts after customer discounts and immaterial field service adjustments.

Deferred Revenue

Deferred revenue consists primarily of customer deposits for robot purchases not yet delivered of $672,004 and prepayments for robot service contracts of $66,565 at December 31, 2025. These amounts represent contract liabilities under ASC 606, as consideration has been received for performance obligations not yet satisfied. Revenue is

Deferred Revenue (Continued)

recognized when control of the robots transfers to the customer and as services are performed over the contract term. Deferred revenue was $738,569 and $16,442 as of December 31, 2025 and 2024, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. Depreciation is provided using the straight-line method, based on useful lives of the assets.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2025 or 2024.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

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NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Property and Equipment (Continued)

A summary of the Company’s property and equipment is below.

Property Type	Useful Life in Years	Cost	Accumulated Depreciation	Disposals	Book Value as of 12/31/25
Machinery, Robots, & Equipment	3-5	1,259,445	(980,170)	-	279,275
Leasehold Improvements	10	173,716	(132,675)	-	41,041
Computers & Equipment	3	22,848	(21,466)	-	1,382
Grand Total	-	1,456,009	(1,134,311)	-	321,698

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. Payments are generally collected upfront, but some of the merchants that products are sold through have a delay between collecting from the customer and remitting payments to the Company.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The Company did not record an allowance for doubtful accounts as of December 31, 2025 and 2024.

Inventory

The Company had an inventory balance of $65,953 and $59,549 as of December 31st, 2025 and 2024, respectively, consisting primarily of raw materials and robot parts. The Company values its inventory using the FIFO (First-In, First-Out) method of accounting.

Prepaid Expenses

Prepaid expenses consisted primarily of prepaid manufacturing costs and other advance payments for future goods and services. As of December 31, 2025, prepaid robot manufacturing was $453,266 and other prepaid expenses were $72,479, for total prepaid expenses of $525,745. These balances are recognized as expense or capitalized to the related asset as the underlying goods or services are received or utilized. Prepaid robot manufacturing costs include amounts paid to a single vendor; see Vendor Concentration Risk above for further details.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, platform, and marketing costs incurred in connection with the Company’s ongoing Regulation Crowdfunding and Regulation A offerings. These costs are deferred as incurred and will be recorded as a reduction of additional paid-in capital upon the successful completion of the related offering. If the offering is not completed, such costs will be expensed.

Deferred offering costs were $1,120,182 and $316,934 as of December 31, 2025 and 2024, respectively.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Advertising Costs (Continued)

Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.

General and Administrative

General and administrative expenses consist of payroll and related expenses for employees and independent contractors involved in general corporate functions, including accounting, finance, tax, legal, business development, and other miscellaneous expenses.

Equity Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Employee stock option awards are measured at the grant-date fair value of the award using the Black-Scholes option-pricing model. Compensation expense is recognized over the requisite service period, generally the vesting period of the award, using the straight-line attribution method for awards with only service conditions.

The Black-Scholes option-pricing model requires management to estimate the expected term of the award, expected stock price volatility, risk-free interest rate, expected dividend yield, and estimated forfeitures, when applicable. Because the Company's common stock is not publicly traded, management estimates the fair value of its common stock using available valuation information, including recent arm's-length transactions involving the Company's equity, independent valuation analyses, and other relevant market data.

The Company accounts for stock-based awards issued to nonemployees in accordance with ASC 718, with the awards measured at grant-date fair value and recognized as the related goods or services are received.

Net Income (Loss) per Common Share

The computation of earnings per share (“EPS”) includes basic and diluted EPS in accordance with ASC 260, “Earnings per Share”. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution, using the if-converted and treasury stock methods, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company as if they had been converted at the beginning of the periods presented, or issuance date, if later. In computing diluted income (loss) per share, the treasury stock method assumes that outstanding options and warrants have been exercised, and the proceeds have been used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. All outstanding convertible promissory notes and convertible preferred stock are considered common stock at the beginning of the period or at the time of issuance, if later, pursuant to the if-converted method. Since the effect of common stock equivalents is anti-dilutive with respect to losses, the shares issuable upon conversion have been excluded from the Company’s computation of net loss per common share for the years ended December 31, 2025 and 2024.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Net Income (Loss) per Common Share (Continued)

The following table summarizes the securities that are excluded from the diluted per share calculation because the effect of including these potential shares is anti-dilutive due to the Company’s net loss:

	Years Ended December 31,
	2025	2024
Basic weighted-average common shares outstanding	12,314,944	12,314,893
Stock options	-	-
Warrants	-	-
Preferred stock	-	-
Diluted weighted-average common shares outstanding	12,314,944	12,314,893

The computation of diluted EPS for the years ended December 31, 2025 and 2024 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Years Ended December 31,
	2025	2024
Stock options	1,551,255	402,588
Warrants	56,450	66,411
Preferred stock	-	-
	1,607,705	468,999

Income Taxes

The Company is subject to corporate income and state income taxes in the state it does business. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, they consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that they would be able to realize their deferred tax assets in the future in excess of their net recorded amount, they would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) they determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, they recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not have any uncertain tax provisions. The Company’s primary tax jurisdictions are the United States, Kansas, and California. A deferred tax asset as a result of NOLs has not been recognized due to the uncertainty of future positive taxable income to utilize the NOLs. The Company is no longer subject to U.S. federal, state and local, tax examinations by tax authorities for years before 2020.

The Company has not filed its 2025 tax returns as of the date of these financials. As such, 2025 amounts are estimates that could vary significantly from actuals.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Income Taxes – (Continued)

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2025	2024
Deferred tax assets:
Federal Net operating loss carryforwards	$3,165,871	$2,556,725
State Net operating loss carryforwards	302,647	284,703
Stock-Based Compensation	10,406	8,065
Federal R&D credit carryforward	125,000	108,185
State R&D credit carryforward	14,000	13,774
Total	$3,617,924	$2,971,452

Deferred tax liabilities:
Depreciation timing difference	15,000	17,975
Total	15,000	17,975
Less: Valuation Allowance	(3,602,924)	(2,953,477)
Net deferred tax asset (liability)	$-	$-

Newly Adopted Accounting Pronouncements

On December 14, 2023, the FASB issued Income Taxes (Topic 740) (“ASU 2023-09”). This ASU requires the use of consistent categories and greater disaggregation in tax rate reconciliations and income taxes paid disclosures. These amendments were effective for fiscal years beginning after December 15, 2024. During 2025, the Company adopted the provisions of this updated accounting pronouncement prospectively.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on the Company’s financial statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 simplifies credit loss calculations and permits the election of a practical expedient to assume that conditions as of the balance sheet date do not change for the remaining life of the asset when estimating credit losses on current accounts receivable and current contract assets under ASC 606, Revenue from Contracts with Customers. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the guidance and its impact on the financial statements.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Recent Accounting Pronouncements (Continued)

In September 2025, the FASB issued ASU No. 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 updates the accounting for costs related to the development of internal-use software to reflect the evolution of software development from a sequential to an agile development method by removing references to project stages in the existing guidance and requiring capitalization of software costs when management has authorized and committed to funding a software project and it is probable that the project will be completed and the software will be used as intended. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2027. Early adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the guidance and its impact on the financial statements.

On September 29, 2025, the FASB issued an amendment of ASU No. 2025-07. Derivatives and Hedging (Topic 815): Scope Refinements and Clarifications (“ASU 2025-07”), to refine the scope of derivative guidance in ASC 815 and clarify the accounting for share-based payments from a customer in ASC 606. The amendments expand the scope exception in ASC paragraph 815-10-15-59 for non-exchange-traded contracts with underlying’s based on specific operations or activities, such as changes in revenue/earnings, or going-public, or achieving product milestones/regulatory approvals, or the occurrence of specific operational events. This change excludes certain contracts previously accounted for as derivatives from the scope of Topic 815. The amendments in ASU No. 2025-07 are effective for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual periods. Early adoption was permitted. The Company is currently evaluating the guidance and its impact on the financial statements.

NOTE 4 – COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS

The Company is currently not involved with or aware of any pending or threatening litigation against the Company or any of its officers. Further, the Company is currently complying with all relevant laws and regulations.

Right of Use Asset and Lease Liability

The Company entered into a rental lease agreement with a related party for a parcel of land containing a working farm and shed resulting in monthly payments of approximately $1,000. The lease was amended to require increased payments of $1,250 retroactively from the beginning of the lease to the end. The agreement contains a 36-month lease term ending on December 31, 2025. The right of use asset was $13,935 as of December 31, 2024, and corresponding lease liability related to this agreement was $14,602 as of December 31, 2024. The lease terminated as of December 31, 2025, and the Company did not have any right of use asset or lease liability remaining related to this lease.

The Company entered into an equipment lease agreement for computers and laptops with a related party. The agreement requires monthly payments of $821 and has a lease term of 36 months ending on July 31, 2026. The right of use asset balance was $10,150 and $40,462 as of December 31, 2025 and 2024, respectively, and the corresponding lease liability was $10,710 and $27,324 as of December 31, 2025 and 2024, respectively.

The Company accounts for its lease in accordance with ASC 842 (Leases). Under ASC 842, leases are identified on the Balance Sheet as right-of-use assets with corresponding liabilities. The right-of-use asset is amortized over its operating cycle using the effective interest rate at the time of lease inception. Below are the weighted average interest rates and future minimum lease payments.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 4 – COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS (CONTINUED)

Right of Use Asset and Lease Liability (Continued)

FASB ASC 842 Footnote

Year Ended
Lease expense	31-Dec-25
Financing lease expense	17,273
Total	17,273

Other Information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from financing leases	16,614
ROU assets obtained in exchange for new financing lease liabilities	-
Weighted-average remaining lease term in years for financing leases	0.58
Weighted-average discount rate for financing leases	5%

Maturity Analysis	Financing
2025-12	10,852
2026-12	-
2027-12	-
2028-12	-
2029-12	-
Thereafter	-
Total undiscounted cash flows	10,852
Less: present value discount	(142)
Total lease liabilities	10,710

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

See Note 4 – Commitments, Contingencies, Compliance with Laws and Regulations for details of related party financing lease.

See Note 6 – Liabilities and Debt for details of related party loans and line of credit.

NOTE 6 – LIABILITIES AND DEBT

Convertible Notes

The Company has entered into several convertible note agreements for the purposes of funding operations totaling $5,287,000 and $5,137,000 as of December 31, 2025 and 2024, respectively. The interest on the notes is 9%. The Company had accrued interest of $1,023,557 and $549,096 as of December 31st, 2025 and 2024, respectively, related to the convertible notes. The note amounts were to be repaid at the demand of the holder prior to conversion with maturities in 2024 and 2025, however the Company extended the maturities to September 30th, 2026, and intends to convert all notes including principal and interest into equity upon a qualified financing event or change of control.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 6 – LIABILITIES AND DEBT (CONTINUED)

Convertible Notes (Continued)

The notes are convertible into shares of the Company’s common stock at a 20% discount during a change of control or qualified financing event. On April 13, 2026, the Company amended the terms of the convertible notes to extend the maturity date to December 31, 2027 and amend the definition of a qualified financing. Please refer to Note 7 for more details.

Notes Payable – Repaid in Full

On March 15, 2024, the Company entered into an Equipment Acceptance and Prefunding Agreement with First Western Bank & Trust related to the financing of equipment from Space Exploration Technologies Corp. Under the agreement, the Company financed $10,950, representing 100% of the equipment’s purchase price, and paid it directly to the vendor prior to delivery. The prefunding arrangement was unconditional, non-cancellable, and binding upon execution. The balance of the loan was $5,711 as of December 31, 2024, and was fully repaid in 2025.

Notes Payable - Outstanding

On May 17, 2024, the Company entered into a non-cancelable equipment finance agreement for approximately $49,913, secured by the related equipment, with an effective interest rate of approximately 9.5%. The agreement requires 24 monthly payments of $2,274, with final maturity in May 2026, and includes customary security, default, and acceleration provisions. The balance of the loan was $34,043 as of December 31, 2024. The balance of the loan was $8,917 as of December 31, 2025.

On July 15, 2025, the Company entered into a non-cancelable equipment finance agreement for $16,421, collateralized by the related equipment, with an effective interest rate of approximately 13.8%. The agreement requires 13 monthly payments, including an initial advance payment of $1,368, with final maturity in July 2026, and contains customary security, default, and acceleration provisions. The balance of the loan was $8,936 as of December 31, 2025.

On June 16, 2025, the Company borrowed $100,000 from a third party under a short-term note agreement. The note bears interest at 40% per annum, calculated on actual days elapsed over a 365-day year. Principal and all accrued interest are due in a single bullet payment 210 days after the funding date, or approximately January 16, 2026, as extended by amendment in October 2025. The note holds first priority seniority. The principal balance of the loan was $100,000 and had accrued interest of $21,480 as of December 31, 2025.

Notes Payable – Related Parties

On January 28, 2025, the Company entered into an unsecured promissory note with a shareholder for $50,000, bearing no stated interest with an initial maturity date on February 15, 2025. The loan was not repaid and had a balance of $18,447 as of December 31, 2025. The loan is now due in 2026 with unpaid principal accruing interest at 9% per annum.

On October 30, 2025, the Company entered into an unsecured loan agreement with a shareholder for $50,000 to fund business operations. The loan bears simple interest at 30% per annum, with monthly interest payments due and full principal repayment required 90 days from funding. Early repayment requires payment of all scheduled interest through maturity, and late payments accrue additional default interest at 13% per annum on unpaid principal. The agreement includes customary default, acceleration, arbitration, and collection provisions. The balance of the loan was $50,000 as of December 31, 2025.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 6 – LIABILITIES AND DEBT (CONTINUED)

Advances for Advertising and Marketing

The Company received advances from the platform through which it conducted its Regulation Crowdfunding offering during 2025 and ending in 2026, under which the advanced funds to the Company were made to cover advertising and marketing expenses which are a critical component of these types of offerings. The balance is to be repaid from future proceeds received from the ongoing crowdfunding campaign. As of December 31, 2025, the outstanding balance was $139,004, classified as a current liability.

Equipment Financing Liability

On December 3, 2025, the Company entered into an equipment financing arrangement with a third party which consists of a purchase agreement for agricultural robots and related tooling for $689,500 and a lease agreement to lease the assets back to the Company. Due to the facts and circumstances of the transaction, it does not qualify as a sale under ASC 606 and instead of a lease under ASC 842, this transaction closely resembles the economics of a secured equipment financing. As such, it is accounted for as a financing, with the assets remaining on the Company’s balance sheet and the proceeds recognized as equipment financing liability.

In connection with the transaction, the Company issued a warrant to purchase 100,000 shares of common stock at $0.01 per share, expiring December 3, 2035, with a fair value of $19,512 at issuance. The warrant was recorded as a debt discount against the financing liability and is being amortized to interest expense over the lease term using the effective interest method.

Monthly payments required for the equipment financing liability are the greater of 80% of gross sublease revenues or $5,000 per month for the robots (minimum $120,000 annually) and $1,240 per month for the tooling, over a maximum term of 72 months (or until cumulative robot payments reach $693,000, whichever occurs first) and 48 months, respectively. As of December 31, 2025, the financing liability was $689,500, net of unamortized debt discount of $19,512, for a carrying value of $669,988.

5 Years Subsequent to
2025
Year	Amount
2026	447,629
2027	5,405,828
2028	122,395
2029	126,085
2030	115,020
Thereafter	84,847

Debt Summary

				For the Year Ended December 2025				For the Year Ended December 2024
	Principal			Current	Non-Current	Total	Accrued	Current	Non-Current	Total	Accrued
Debt Instrument Name	Amount	Interest Rate	Maturity Date	Portion	Portion	Indebtedness	Interest	Portion	Portion	Indebtedness	Interest
Convertible Notes	5,287,000	9%	2027	-	5,287,000	5,287,000	1,023,557	-	5,137,000	5,137,000	549,096
Notes Payable 1	10,950	None	2025	-	-	-	-	5,711	-	5,711	-
Notes Payable 2	49,913	9.50%	2026	8,917	-	8,917	-	25,126	8,917	34,043	-
Notes Payable 3	16,421	13.8%	2026	8,936	-	8,936	-	-	-	-	-
Notes Payable 4	100,000	40%	2026	100,000	-	100,000	21,480	-	-	-	-
Notes Payable - RP 1	50,000	9%	2026	18,447	-	18,447	-	-	-	-	-
Notes Payable - RP 2	50,000	30%	2026	50,000	-	50,000	-	-	-	-	-
Advances for Advertising and Marketing	139,004	None	Next Disbursement of Offering Proceeds	139,004	-	139,004	-	-	-	-	-
Equipment Financing Liability	689,500	Under 1%	2031	122,325	567,175	689,500	-	-	-	-	-
Total				447,629	5,854,175	6,301,804	1,045,037	30,837	5,145,917	5,176,754	549,096

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 7 – EQUITY

Capital Structure

The Company was formed in Delaware on December 29, 2017 and initially had authorized common stock of 10,000,000 at a par value of $0.00001. In 2019, the Company amended its articles of incorporation to increase the total authorized shares to 15,000,000 at the same par value. In March of 2021, the Company amended its articles of incorporation to increase the total authorized shares to 25,000,000 at the same par value. In June of 2021, the Company amended its articles of incorporation to authorize 4,194,200 preferred shares at a par value of $0.00001 per share. In May of 2022, the Company amended its articles of incorporation to increase the authorized common stock to 24,700,000 and increase the total authorized preferred shares to 9,209,685 all at the same par value. The previous 4,194,200 preferred shares were designated as Series First Preferred Stock. The amendment also created three (3) additional classes including 3,661,676 Series Seed Preferred Stock, 925,443 Series Seed-1 Preferred Stock, and 428,366 Series Seed-2 Preferred Stock. In August of 2024, the Company amended its articles of incorporation to increase its total authorized Common Stock to 27,908,110, increase its total authorized Preferred Stock to 12,417,795, all at the same par value, including an increase to its Series Seed Preferred Stock to 5,033,676 as well as creating 1,836,110 Series Seed-3 Preferred Stock. In August of 2025, the Company amended its articles of incorporation to increase its total authorized Common Stock to 31,575,040 and increase its total authorized Preferred Stock to 16,084,725 all with a par value of $0.00001 per share. The Preferred Stock consisted of 4,194,200 shares of Series First Preferred Stock, 5,033,676 shares of Series Seed Preferred Stock, 925,443 shares of Series Seed-1 Preferred Stock, 428,366 shares of Series Seed-2 Preferred Stock, 1,836,110 shares of Series Seed-3 Preferred Stock, and 3,666,930 shares of Series Seed-4 Preferred Stock.

The Company had authorized 31,575,040 and 27,908,110 common shares as of December 31, 2025 and 2024, respectively, with a par value of $0.00001 per share. 12,314,944 shares were issued and outstanding as of December 31, 2025 and 2024.

Voting: Common stockholders are entitled to one vote per share.

Dividends: The holders of common stock are subject to and qualified by the rights, power, and preferences of the holders of the Preferred Stock.

As of December 31, 2024, the Company had authorized 12,417,795 preferred shares with a par value of $0.00001 per share. These shares are divided into five types: (a) 4,194,200 shares of Series First Preferred Stock (Original Issue Price: $0.80 per share), of which 4,194,200 were issued and outstanding; (b) 5,033,676 shares of Series Seed Preferred Stock (Original Issue Price: $1.2426 per share), of which 3,005,471 were issued and outstanding; (c) 925,443 shares of Series Seed-1 Preferred Stock (Original Issue Price: $0.9725 per share), of which 925,443 were issued and outstanding; (d) 428,366 shares of Series Seed-2 Preferred Stock (Original Issue Price: $1.0562 per share), of which 428,366 were issued and outstanding; and (e) 1,836,110 shares of Series Seed-3 Preferred Stock (Original Issue Price: $1.44 per share), of which none were issued or outstanding.

As of December 31, 2025, the Company had authorized 16,084,725 preferred shares with a par value of $0.00001 per share. These shares are divided into five types: (a) 4,194,200 shares of Series First Preferred Stock (Original Issue Price: $0.80 per share), of which 4,194,200 were issued and outstanding; (b) 5,033,676 shares of Series Seed Preferred Stock (Original Issue Price: $1.2426 per share), of which 3,005,471 were issued and outstanding; (c) 925,443 shares of Series Seed-1 Preferred Stock (Original Issue Price: $0.9725 per share), of which 925,443 were issued and outstanding; (d) 428,366 shares of Series Seed-2 Preferred Stock (Original Issue Price: $1.0562 per share), of which 428,366 were issued and outstanding; and (e) 1,836,110 shares of Series Seed-3 Preferred Stock (Original Issue Price: $1.44 per share), of which 887,566 were issued and outstanding, and (f) 3,666,930 shares of Series Seed-4 Preferred Stock (Original Issue Price $1.59 per share), of which none were issued or outstanding.

Voting: Preferred shareholders have one vote for every common share they could own if converted.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 7 – EQUITY (CONTINUED)

Capital Structure (Continued)

Dividends: The holders of the Preferred stock are entitled to receive dividends when and if declared by the Board of Directors. Dividends on preferred stock are in preference to and prior to any payment of any dividend on common stock. As of December 31, 2025, no dividends had been declared.

Conversion: Each Preferred Stock share can be converted into a certain number of Common Stock shares, determined by dividing the applicable Original Issue Price of the Preferred Stock, as described above, by the applicable Conversion Price. Holders of the Preferred Stock may convert their shares to Common Stock at the option of the holder and without payment of additional consideration. The Preferred Stock will automatically convert upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or (b) the date and time, or the occurrence of an event specified by the vote or written consent of the Requisite Holder. “Requisite Holders” are holders of a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis. As of the date of this report, there have been no events that would trigger the conversion of the Preferred Stock.

Liquidation Preference: In the event of any liquidation, dissolution, or winding up of the Company, holders of the Preferred Stock are entitled to receive, prior to any distribution to holders of Common Stock, an amount equal to the applicable Original Issue Price per share, as described above, plus any declared but unpaid dividends. If the assets available for distribution are insufficient to pay such amounts in full, distributions shall be made to the holders of Preferred Stock on a pro rata basis in accordance with their respective liquidation preferences.

Common Stock Issuances

In 2024, a total of 500 stock options were exercised into common shares at a price of $0.12 per share totaling $60. In 2025, no stock options were exercised into common stock. See the Stock Options section below for details regarding stock options granted in 2024 and 2025 that may be exercised into common stock.

Preferred Stock Issuance

In 2025, the Company issued 887,566 shares of Series Seed-3 Preferred Stock at $1.44 per share for gross proceeds of $1,223,036 in connection with an equity financing raise through Regulation Crowdfunding in which it also incurred a total of $818,847 in offering costs for total net investment proceeds of $404,189.

During 2025, the Company initiated a Regulation Crowdfunding offering for Series Seed-4 Preferred Stock at a price of $1.59 per share. As of December 31, 2025, the Company had received approximately $2,254,867 of subscription proceeds representing approximately 1,418,155 shares; however, the related preferred shares had not yet been formally issued. Accordingly, the proceeds were recorded as shares payable within liabilities as of December 31, 2025. Upon formal issuance of the shares subsequent to year-end, the balance was reclassified to preferred stock and additional paid-in capital.

Stock Options

As of December 31, 2025, the Company has vested stock options (“Options”) to purchase a total of 1,511,453 shares of Common Stock. The Options are classified as equity instruments and accounted for in accordance with ASC 718, “Compensation - Stock Compensation”.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Employee stock option awards are measured at the grant-date fair value of the award using the Black-Scholes option-pricing model. Compensation expense is recognized over the requisite service period, generally the vesting period of the award, using the straight-line attribution method for awards with only service conditions.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 7 – EQUITY (CONTINUED)

Stock Options (Continued)

A total stock-based compensation of $142,498 remains unrecognized as of the year ended December 31, 2025.

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

		Weighted Average
	Total Options	Exercise Price
Total options outstanding, January 1, 2024	823,500	$0.16
Granted	739,800	$0.17
Exercised	(500)	$0.12
Expired/cancelled	(400,200)	$0.14
Total options outstanding, December 31, 2024	1,162,600	$0.17
Granted	727,781	$0.20
Exercised	-	$-
Expired/cancelled	(15,000)	$0.20
Total options outstanding, December 31, 2025	1,875,381	$0.18

Options exercisable, December 31, 2025	1,511,453	$0.17

The following is an analysis of nonvested options to purchase shares of the Company’s stock:

	Nonvested	Weighted Average
	Options	Exercise Price
Nonvested options outstanding, January 1, 2024	282,199	0.19
Granted	739,800	0.17
Vested	(412,483)	0.17
Forfeited	(400,200)	0.14
Nonvested options outstanding, December 31, 2024	209,316	0.17
Granted	727,781	0.20
Vested	(558,169)	0.19
Forfeited	(15,000)	0.20
Nonvested options outstanding, December 31, 2025	363,928	0.19

The weighted-average grant-date fair value of stock options granted during 2025 and 2024 was $0.137 and $0.110, respectively.

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 7 – EQUITY (CONTINUED)

Stock Options (Continued)

The grant-date fair value of stock options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Assumption	2025	2024
Expected volatility	75%	70%
Expected term (years)	6.09	5.69
Risk-free interest rate	4.15%	4.21%
Expected dividend yield	0%	0%

Warrants

The Company accounts for stock warrants as either equity instruments, derivative liabilities or liabilities in accordance with ASC 480, “Distinguishing Liabilities from Equity”, depending on the specific terms of the warrant agreement. The Warrants below do not have cash settlement provisions or down round protection; therefore, the Company classifies them as equity. Management considers the equity-based compensation expense for 2025 and 2024 to be negligible.

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company, all of which were exercisable, at December 31, 2025:

Exercise Price	Number Outstanding	Expiration Date
0.01	1,029,000	7/15/2034
0.01	100,000	12/3/2035
	1,129,000

A summary of the warrant activity for the years ended December 31, 2025 and 2024 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value in $
Outstanding at January 1, 2024	-	-	-	-
Grants	1,029,000	0.01	9.54	164,640
Exercised	-	-
Canceled	-	-
Outstanding at December 31, 2024	1,029,000	0.01	9.54	164,640
Grants	100,000	0.01	9.92	19,512
Exercised	-	-
Canceled	-	-
Outstanding at December 31, 2025	1,129,000	0.01	8.66	184,152

Vested and expected to vest at December 31, 2025	1,129,000	0.01	8.66	184,152
Exercisable at December 31, 2025	1,129,000	0.01	8.66	184,152

Greenfield Robotics Corporation

Notes to the Audited Financial Statements

December 31st, 2025

$USD

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated events subsequent to December 31, 2025 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through August 8, 2026, the date these financial statements were available to be issued.

On January 16, 2026, the $100,000 short-term note dated June 16, 2025 matured and the Company repaid the full amount due. The Company also repaid the $50,000 unsecured shareholder note dated October 30, 2025, and the remaining $18,447 outstanding balance of the January 28, 2025 shareholder note.

The Company concluded its Regulation Crowdfunding offering in 2026, at which time the related Series Seed-4 Preferred Stock was formally issued to subscribers. The $2,254,867 Shares Payable balance recorded at December 31,

2025 was reclassified to preferred stock and additional paid-in capital upon issuance. During 2026, the Company raised an additional $1,452,403, for a total raise of $3,707,270.

On April 9, 2026, the Board of Directors approved an increase in the shares authorized under the Company's equity incentive plan from 2,000,000 to 6,000,000 shares.

In April and May of 2026, the Company entered into several unsecured short-term notes payable totaling $800,000 bearing interest at 30% per annum. These loans mature 240 days from the effective date and interest is payable on a monthly basis in arrears on the date that is 30 days after the effective date and on the same day of each calendar month thereafter until the loan amount is repaid in full.

On April 13, 2026, the Company amended the terms of the outstanding convertible notes totaling $5,287,000. This amendment extended the maturity date of the notes to December 31, 2027. It also amended the definition of a qualified financing event, which triggers the conversion of the outstanding principal amount of the note and any unpaid accrued interest into equity securities sold in the qualified financing, as an event in which the Company issues and sells shares of its equity securities to investors on or before the maturity date in an equity financing with total proceeds to the Company of not less than $5,000,000 (excluding (i) the offer and sale of equity securities under Regulation Crowdfunding or Regulation A, and (ii) the conversion of the notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)).

NOTE 9 – GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The entity has realized losses every year since inception, incurred negative cash flows from operations, and may continue to generate losses.

During the twelve months following the issuance of these financial statements, the Company’s ability to continue as a going concern is dependent on its ability to generate sufficient revenues and obtain additional financing. As of December 31, 2025, the Company has $5,287,000 of convertible notes maturing on September 30, 2026. If these notes are not converted in connection with a qualifying financing event prior to maturity, the Company would be required to repay the principal balance plus accrued interest, which may exceed $6.0 million. On April 13, 2026, the Company amended the maturity date to December 31, 2027. As of December 31, 2025, the Company had cash and cash equivalents of $759,655 (excluding restricted cash of $32,326), which may not be sufficient to meet its obligations as they come due. Management’s plans to address these conditions include raising additional capital through a Regulation A offering and ongoing crowdfunding activities, as well as generating revenue. In addition, the Company has $738,569 of deferred revenue at December 31, 2025 related to contracted future deliveries. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	StartEngine Agreement**

2.1	Amended and Restated Certificate of Incorporation**

2.2	Certificate of Amendment**

2.3	Bylaws**

2.4	Certificate of Validation*

2.5	Draft Certificate of Amendment

3.1	Form of Investors’ Rights Agreement (as amended) ^**

3.2	Form of Right of First Refusal and Co-Sale Agreement (as amended) **

3.3	Form of 2025 Regulation CF Subscription Agreement**

3.4	Form of Irrevocable Power of Attorney **

3.5	Form of 2023A Convertible Note Agreement (Verson 1) **

3.6	Form of 2023A Convertible Note Agreement (Verson 2) **

3.7	Form of 2023A Convertible Note Agreement (Verson 3) **

3.8	Form of Amendments to 2023A Convertible Note Agreements**

3.9	Side Letter to 2023A Convertible Note Agreement**

3.10	Form of 2026A Convertible Note Agreement**

3.11	Form of Warrant to Purchase Shares of Preferred Stock ^**

3.12	Warrant to Purchase Shares of Common Stock ^**

4.1	Form of Subscription Agreement**

5.1	Form of Voting Agreement (as amended) **

6.1	Manufacture and Supply Agreement (Amity Technology LLC) **

6.2	Form of 2021 Equity Incentive Plan (as amended) **

6.3	Brauer Option Agreement**

6.4	Gentner Option Agreement**

6.5	Equipment Lease (Botony and Tools) #^**

6.6	Equipmenet Lease (GreeNTRIP and DroneTRIP) #^**

6.7	Form of 2026 unsecured promissory notes**

6.8	Form of Resale and Forfeiture Agreement

8	Escrow Agreement ^**

11	Auditors Consent

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12*	Opinion of CrowdCheck Law LLP

13	“Testing the Waters” materials. **

*	To be filed by amendment
**	Previously filed.

^  In accordance with Part III – Item 17 (6) of Form 1-A, the Company has excluded schedules and similar attachments.

# Portions of this exhibit have been omitted.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Cheney, State of Kansas, on August 10, 2026.

GREENFIELD ROBOTICS CORPORATION

By	/s/ Nandan Kalle
Nandan Kalle Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Nandan Kalle
Nandan Kalle Chief Executive Officer, principal financial officer, principal accounting officer, and Director
Date: August 10, 2026

/s/ Vladimir Ristanovic
Vladimir Ristanovic Director
Date: August 10, 2026

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